EXHIBIT 99.1

This description of Hydro-Québec is dated as of April 11, 2025 and appears as Exhibit 99.1 to Hydro-Québec’s annual report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2024.

This document may be delivered to you at any time but you should assume that the information herein is accurate only as of April 11, 2025, unless otherwise indicated. Hydro-Québec’s business, financial condition, results of operations and prospects may have changed since that date.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of Hydro-Québec, unless it is included in a registration statement filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to Hydro-Québec’s annual report filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 18-K for the fiscal year ended December 31, 2024 (the “Annual Report”). Additional information with respect to Hydro-Québec is available in the annual report or in other exhibits or amendments to the annual report.

You may access any document we file with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system, which is commonly known by the acronym EDGAR, on the SEC’s website at http://www.sec.gov.

This document is available on our website at www.hydroquebec.com. However, any other information available on our website shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit. You may request a copy of these filings at no cost by writing to Hydro-Québec at Documentation_finance@hydro.qc.ca.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results, economic conditions and trends, including, without limitation, the statements under the captions Corporate Outlook and Management’s Discussion and Analysis. The words “estimate,” “believe,” “expect,” “forecast,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in interest and exchange rates or the effects of adverse weather conditions or phenomena such as pandemics. In particular, statements about our expectations regarding our generation, transmission and distribution capabilities are subject to a number of factors, including, without limitation, the impact of weather events on our facilities and production capacity, the capacity of our partners to supply energy to us pursuant to long-term contracts, our ability to manage our reservoir storage and, the accuracy of our reserve estimates. Statements about our forecasted capital expenditures and the impact on our operations are subject to a number of factors, including, without limitation, the sufficiency of budgeted capital expenditures in carrying out our planned activities, the results of environmental impact assessment studies, our ability to access capital on favourable terms and management’s assumptions regarding future requirements for the continued investment in and modernization of our generation, transmission and distribution facilities. Statements about our outlook on electricity sales are subject to a number of factors, including, without limitation, the demand for electricity in Quebec and in our principal export markets, our ability to source sufficient energy capacity to meet changing demand, the impact of temperatures and other weather events on the demand for electricity, export market prices for electricity, changes in domestic and international policies and regulations, including the imposition of trade tariffs or other restrictions on international trade and potential countermeasures, and the success of our long-term capital projects.

More specifically, in recent months, the United States administration adopted tariffs on certain goods imported into the United States from Canada and has proceeded to impose additional tariffs on imports from Canada and other foreign jurisdictions. In response, Canada and other countries have adopted, or announced the intention to adopt, a series of counter tariffs on products from the United States and other potential countermeasures.

Such tariff measures, as well as any further broad trade restrictions from the United States administration and any countermeasures from Canada or other foreign jurisdictions, may have widespread negative effects on the Canadian economy. The full impact of these tariffs and potential countermeasures on Hydro-Québec is uncertain at this time. A significant portion of our energy sales are derived from energy exports to the United States or from sales to customers that export products to the United States. To the extent that such tariffs, along with any retaliatory tariffs, other potential countermeasures or other protectionist economic policies promulgated by the United States, Canada or any other foreign jurisdictions, impact our exports or those of our customers, it could have a material adverse effect on our financial position and results of operations.

We are monitoring the situation to assess potential impacts, such as supply chain disruption, electricity demand and our future investments, among others, and intend to work to adapt our strategies as is necessary to mitigate the impacts on our activities.

You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by fundamental forces without intervention except as required to maintain orderly conditions. Annual average spot exchange rates for the U.S. dollar, in which some debt of Hydro-Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2020	2021	2022	2023	2024	2025[a]
United States Dollar	$1.3410	$1.2536	$1.3017	$1.3496	$1.3700	$1.4345

a)	Monthly average through the end of February 2025.

Source: Bloomberg L.P.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.

MAP OF HYDRO-QUÉBEC’S MAJOR FACILITIES

Generating station rated 245 MW or more
Hydro
Thermal
Other facilities
735-kV substation
735-kV line
450-kV direct-current line
Interconnection
Neighboring system (simplified)
Baie d'Hudson
(Hudson Bay)
Baie James
(James Bay)
QUÉBEC
La Grande-1
La Grande-2-A
Robert-Bourassa
La Grande-3
La Grande-4
Laforge-1
Laforge-2
Brisay
Eastmain-1
Bernard-Landry
1927 Privy Council border
(not final)
Churchill Falls
Romaine-4
Romaine-3
Romaine-2
Romaine-1
Sainte-Marguerite-3
Manic-5-PA
Manic-5
Toulnustouc
René-Lévesque
Outardes-4
Outardes-3
Outardes-2
Jean-Lesage
Bersimis-1
Bersimis-2
Péribonka
Île d'Anticosti
Fleuve Saint-Laurent
(St. Lawrence River)
Trenche
Beaumont
La Tuque
Québec
Bécancour
Carillon
Montréal
Beauharnois
Îles de la Madeleine
NEW BRUNSWICK
PRINCE EDWARD ISLAND
NOVA SCOTIA
ONTARIO
MAINE
VERMONT
NEW HAMPSHIRE
UNITED STATES
NEW YORK
MASSACHUSETTS
CONNECTICUT
R.I.
PENNSYLVANIA
NEW JERSEY
Toronto
Lake Ontario
Boston
New York
Atlantic Ocean
0 75 150 km
Lambert, NAD83
U.S.A.
Canada
Québec
United States
Mexico
80°
75°
70°
65°
55°
50°
45°
40°

FIVE-YEAR REVIEW

Consolidated and Selected Financial Information

	Years ended December 31
	2020	2021	2022	2023	2024
$M
OPERATIONS

Revenue	13,594	14,526	16,567	16,086	16,113

Expenditure
Operations	3,146	3,288	3,844	4,132	4,609
Other components of employee future benefit cost	(494)	(743)	(1,020)	(689)	(773)
Electricity purchases	2,204	2,169	2,834	2,645	2,925
Depreciation and amortization	2,694	2,689	2,828	3,089	3,019
Taxes	1,138	1,191	1,230	1,217	1,210
	8,688	8,594	9,716	10,394	10,990

Income before financial expenses	4,906	5,932	6,851	5,692	5,123

Financial expenses	2,603	2,368	2,294	2,404	2,460

Net income	2,303	3,564	4,557	3,288	2,663

DIVIDEND	1,727	2,673	3,418	2,466	1,997

BALANCE SHEET SUMMARY
Total assets	80,895	82,698	89,374	92,668	99,709
Long-term debt, including current portion	48,413	49,698	51,541	55,155	60,359
Equity	21,322	23,260	26,877	27,527	28,707

INVESTMENTS AFFECTING CASH
Property, plant and equipment and intangible assets	3,366	4,223	4,271	4,898	5,987

FINANCIAL RATIOS
Return on equity[a]	9.5%	14.3%	17.6%	12.2%	9.6%
Capitalization[b]	31.0%	32.0%	34.6%	33.7%	32.7%
Profit margin[c]	16.9%	24.5%	27.5%	20.4%	16.5%
Interest coverage[d]	1.91	2.53	3.01	2.36	2.03
Self-financing[e]	12.9%	52.7%	55.4%	47.5%	37.1%

a)	Net income divided by average equity for the year less average accumulated other comprehensive income for the year.

b)	Equity divided by the sum of equity, long-term debt, current portion of long-term debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

c)	Net income divided by revenue.

d)	Sum of income before financial expenses and net investment income divided by net interest on long-term debt.

e)

Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities—excluding acquisitions and disposals of short-term investments as well as acquisitions of sinking fund securities—and repayment of long-term debt.

FIVE-YEAR REVIEW (CONTINUED)

Operating Statistics
	Years ended December 31
	2020	2021	2022	2023	2024
GWh
Electricity sales
In Québec, by segment
Residential	68,647	67,572	70,941	68,221	68,275
Commercial, institutional and small industrial	45,146	46,157	47,983	47,571	48,174
Large industrial	52,096	55,779	55,357	55,087	54,387
Other	5,557	5,721	6,279	6,450	6,401
	171,446	175,229	180,560	177,329	177,237
Outside Québec
Canada and United States	32,397	36,190	35,634	23,001	15,092
Total electricity sales	203,843	211,419	216,194	200,330	192,329

$M
Revenue from electricity sales
In Québec, by segment
Residential	5,535	5,522	5,974	5,852	6,035
Commercial, institutional and small industrial	3,853	3,957	4,205	4,406	4,697
Large industrial	2,208	2,498	2,674	2,852	2,939
Other	333	342	378	405	408
	11,929	12,319	13,231	13,515	14,079
Outside Québec
Canada and United States	1,466	1,826	2,912	2,365	1,499
Total revenue from electricity sales	13,395	14,145	16,143	15,880	15,578

As at December 31
Number of customer accounts
In Québec, by segment
Residential	4,076,286	4,128,692	4,178,346	4,223,163	4,264,311
Commercial, institutional and small industrial	321,562	323,501	325,498	327,790	329,638
Large industrial	189	193	194	201	205
Other	4,763	4,812	4,868	4,938	4,989
Total customer accounts	4,402,800	4,457,198	4,508,906	4,556,092	4,599,143

FIVE-YEAR REVIEW (CONTINUED)

Operating Statistics (Continued)
	Years ended December 31
	2020	2021	2022	2023	2024
MW
Installed capacity – Québec
Hydroelectric	36,687	36,694	36,882	36,885	36,854
Thermal	544	544	547	541	543
Photovoltaic	-	10	10	10	10
	37,231	37,248	37,439	37,436	37,407	[a]
Installed capacity – United States
Hydroelectric	-	30	30	619	619
Total installed capacity	37,231	37,278	37,469	38,055	38,026

GWh
Total energy requirements[b]	223,869	231,913	235,717	217,286	209,061

MW
Peak power demand in Québec[c]	36,450	40,537	42,601	36,346	40,004

km*
Lines (overhead and underground)
Transmission	34,826	34,775	34,678	34,922	34,900
Distribution	226,752	226,949	227,796	228,568	229,283
Total lines (overhead and underground)	261,578	261,724	262,474	263,490	264,183

a)

In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited that will remain in effect until 2041. A new non-binding agreement in principle reached in 2024 provides for the replacement of this contract with a new one that will run until 2075. We also purchase all the output from 44 wind farms (3,933 MW) and 55 hydroelectric generating stations (712 MW) and almost all the output from 13 biomass and 4 biogas cogeneration plants (409 MW) operated by independent power producers. Moreover, 525 MW are available under long-term contracts.

b)	Total energy requirements consist of kilowatthours delivered within Québec and to neighbouring systems.

c)

The 2024 figure is the best estimate as at April 11, 2025. The values indicated reflect demand at the annual domestic peak for the winter beginning in December. The 2024–2025 winter peak occurred at 8:00 a.m. on January 22, 2025.

* 1 km = 0.62 miles

Other Information

	2020	2021	2022	2023	2024
Rate increases as at April 1
Residential rates	-	1.3%	2.6%	3.0%	3.0%
Business rates	-	1.3%	2.6%	6.5%	5.1%
Rate La	-	0.8%	1.7%	4.2%	3.3%

As at December 31
Total number of employees[b]
Permanent	17,414	18,163	18,808	19,841	20,600
Temporary	2,597	3,005	3,243	2,965	2,680
	20,011	21,168	22,051	22,806	23,280

Representation of underrepresented groups
Women	28.5%	28.5%	28.7%	28.5%	28.0%
Other	10.7%	11.9%	12.6%	13.0%	14.5%

a)	Rate L is included in the large industrial customer segment.

b)	Excluding employees of subsidiaries and joint ventures.

c)	Self-reported members (men and women) of the following groups: Indigenous peoples, ethnic minorities, visible minorities and people with disabilities.

Units of Measure

V: volt (a unit for measuring voltage)
kV: kilovolt (one thousand volts)

W: watt (a unit for measuring power)	Wh: watthour (a unit for measuring electric energy)
kW: kilowatt (one thousand watts)	kWh: kilowatthour (one thousand watthours)
MW: megawatt (one million watts)	MWh: megawatthour (one million watthours)
GW: gigawatt (one billion watts)	GWh: gigawatthour (one billion watthours)
TWh: terawatthour (one trillion watthours)

HYDRO-QUÉBEC

General

We operate one of the major systems in Canada for the generation, transmission and distribution of electric power. We supply virtually all electric power distributed in Québec, the largest province in Canada in land area and the second largest in population.

Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).

Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada.

The following are the three groups that make up our organizational structure:

•

The Groupe – Exploitation et infrastructures (Operations and Infrastructure Group) is responsible for optimal infrastructure asset management as well as the design and development of the energy system in order to provide quality electricity service to meet the needs of customers. In the current context of growing demand, the Groupe is tasked with designing and developing an energy system integrating new technologies making it possible to welcome other sources of renewable energy. In addition, the Groupe oversees operations and system control, company asset management and also provides required expertise. It carries out construction and refurbishment projects, and is responsible for facility operations and maintenance work. With reliability being one of our top priorities, the Groupe is also in charge of implementing interventions and core initiatives at the appropriate time, in particular the vegetation control program. Additionally, in support of activities related to the energy system, the Groupe promotes the implementation of efficient environmental measures and company-wide safe and healthy work environments. Lastly, it is tasked with the management and development of property assets, the vehicle fleet as well as activities related to air transportation;

•

The Groupe – Activités commerciales et relations clientèle (Commercial Activities and Customer Experience Group) is mandated with forecasting Québec’s electricity needs in the context of the energy transition and managing energy supplies, including by leveraging agreements with partners. It is also responsible for commercial relationships within Québec and beyond. In addition, it aims to provide each customer with an optimal experience, and oversees the development of products and services for the customer base in Québec, particularly in terms of demand response—specifically Hilo and dynamic pricing—as well as rate options, energy efficiency programs and the Electric Circuit. It conducts these activities with a view to striking a balance between supply and demand at the lowest possible cost, while maximizing our contribution to achieving the Québec government’s decarbonization and economic development objectives. It is also responsible for positioning our corporate brand and developing a strong corporate image, in particular to attract talented people and motivate employees, as well as to instill a sense of pride and belonging in our organization; and

•

The Groupe – Stratégie et finances (Strategy and Finance Group) is tasked with carrying out energy and strategic planning, allocating resources, and overseeing financial and risk management. In concrete terms, the Groupe is responsible for the development of the wind power sector (from overall planning to project implementation), strategic procurement and contract management, energy transactions, and commercialization strategies to promote the clean, renewable energy we produce. It forecasts energy needs and prepares energy balances over the long term. It develops business strategies and conducts strategic R&D projects, in addition to carrying out development activities and entering into partnerships as part of various projects. It also oversees all financial activities, in particular accounting activities, transactional processes, financial planning, financing activities, cash management and financial risk management as well as our control activities. Lastly, it also aims to maximize the return on the Pension Plan, based on a level of risk deemed acceptable.

As part of their activities, these three groups are supported by the Groupe – Affaires corporatives, juridiques et réglementaires et gouvernance (Corporate, Legal and Regulatory Affairs and Governance); Groupe – Affaires publiques, relations externes et communications (Public Affairs, External Relations and Communications); Groupe – Talents et développement organisationnel (Talent and Organizational Development); Groupe – Technologies numériques (Digital Technologies) and Groupe – Audit interne (Internal Audit).

As at December 31, 2024, our core business is based on the following operations and activities, namely:

•

Energy generation and purchase: through our generation activities (the “Generation Activities”), we operate and develop our generating facilities in Québec. A part of our production is reserved to the Québec market with a base volume of up to 165 TWh of heritage pool electricity annually (“Heritage Pool Electricity”). Since 2014, the Heritage Pool Electricity has been subject to a yearly indexation (see “Regulatory Framework – Energy Board Act”). The authorized average price was 3.24¢/kWh for 2023 and 3.46¢/kWh for 2024;

•

Transmission Activities: through our transmission activities (the “Transmission Activities”), we operate and develop our power transmission system. We market our transmission system capacity and manage power flows throughout Québec; and

•

Distribution Activities: through our distribution activities (the “Distribution Activities”), we operate and develop our distribution system and provide electricity to the Québec market. We deliver power and services to our customers with a view to efficiency and sustainable development. In this context, we also promote energy efficiency among our customers.

Transmission and distribution activities remain regulated by the Régie de l’énergie du Québec (the “Energy Board”).

Furthermore, we export electricity to neighbouring markets in Canada and the United States (see “Generation Activities – Markets outside Québec”).

The following subsidiaries, affiliates and interests are included as part of our operations and activities:

•	Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) (34.2% interest; hydroelectric generation activities);

•	HQ Manicouagan inc. (wholly-owned; holds a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a generating station (McCormick) located on the Rivière Manicouagan);

•

Marketing d’énergie HQ inc. (HQ Energy Marketing Inc.) (“HQEM”) (wholly-owned; conducts energy transactions in other Canadian provinces and holds shares in energy trading companies in Canada and the United States);

•	H.Q. Energy Services (U.S.) Inc. (“HQUS”) (wholly-owned subsidiary of HQEM; power marketer in the United States); and

•

Great River Hydro NE, LLC (“GRH”) (wholly-owned subsidiary of HQEM; owns and operates 13 hydroelectric generating stations in New England, located in the states of Vermont, New Hampshire and Massachusetts) (see “Note 4 to the 2024 Consolidated Financial Statements”).

Generation Activities

We produce and purchase power to supply the Québec market and sell power on wholesale markets. We also export power to other provinces in Canada and to the United States.

Generation Operations

Facilities

We own and operate generating facilities in both Québec and the United States.

Generating Stations in Service in Québec

In Québec, our electric generation system comprises 88 generating stations currently in service, of which 62 are hydroelectric, 2 are photovoltaic solar and 24 are thermal; with a total installed capacity of 37,407 MW as of December 31, 2024. The following table lists the generating stations in service as of such date.

Name of Facility	Year(s) Commissioned[a]	Capacity
		MW
Hydroelectric
Robert-Bourassa	1979-1981	5,616
La Grande-4	1984-1986	2,779
La Grande-3	1982-1984	2,417
La Grande-2-A	1991-1992	2,106
Beauharnois	1932-1961	1,864
Manic-5	1970-1971	1,596
La Grande-1	1994-1995	1,436
René-Lévesque (Manic-3)	1975-1976	1,326
Jean-Lesage (Manic-2)	1965-1967	1,229
Bersimis-1	1956-1959	1,178
Manic-5-PA	1989-1990	1,064
Outardes-3	1969	1,026
Sainte-Marguerite-3	2003-2004	882
Laforge-1	1993-1994	878
Bersimis-2	1959-1960	845
Outardes-4	1969	785
Bernard-Landry (Eastmain-1-A)	2011-2012	768
Carillon	1962-1964	756
Romaine-2	2014	640
Toulnustouc	2005	526
Outardes-2	1978	523
Eastmain-1	2006	480
Brisay	1993	469
Romaine-3	2017	395
Péribonka	2007-2008	385
Laforge-2	1996	319
Trenche	1950-1955	302
La Tuque	1940-1955	287
Romaine-1	2015	270
Beaumont	1958-1959	270
Romaine-4	2022	245
McCormick	1951-1965	235
Rocher-de-Grand-Mère	2004	230
Rapide-Blanc	1934-1955	217
Paugan	1928-1956	216
Shawinigan-2	1911-1929	200
Manic-1	1966-1967	184
Shawinigan-3	1948-1949	184
Rapides-des-Îles	1966-1973	176
Sarcelle	2013	150
Chelsea	1927-1939	144
Première-Chute	1968-1975	124
La Gabelle	1924-1931	124
Les Cèdres	1914-1924	113
Rapides-des-Quinze	1923-1955	109
Other (17 generating stations rated less than 100 MW)	1915-2009	786
Total		36,854

Photovoltaic solar
Gabrielle-Bodis	2021	8
Robert-A.-Boyd	2021	2
Total		10

Thermal
Bécancour (gas turbine)	1992-1993	411
Other (23 diesel plants on off-grid systems)	1967-2024	132
Total		543

a)	Indicates year(s) when facilities began commercial operation.

Generating Stations in Service in the United States

In the United States, we own and operate 13 hydroelectric generating stations (589 MW) through our wholly-owned subsidiary GRH, as well as 2 hydroelectric generating stations jointly with Innergex énergie renouvelable inc. (“Innergex”), from which we are entitled to 50% of the installed capacity, or 30 MW. Consequently, the total installed capacity to which we are entitled as of December 31, 2024, is 619 MW.

On February 25, 2025, Innergex and Caisse de dépôt et placement du Québec (“CDPQ”) announced having entered into a definitive agreement pursuant to which CDPQ will acquire all of the issued and outstanding common shares of Innergex, including all of the common shares held by Hydro-Québec (representing 19.9% of all issued and outstanding common shares of Innergex) acquired in February 2020. This transaction is expected to close by the fourth quarter of 2025, subject to the receipt of the required approvals from Innergex’s common shareholders and certain regulatory approvals. This transaction is not expected to impact our joint ownership with Innergex of the 2 hydroelectric generating stations located in the United States.

Electricity Purchases

We purchase energy and capacity from the Churchill Falls generating station in Labrador through agreements with CF(L)Co. Under an initial power contract signed in 1969 with CF(L)Co, we agreed to purchase annually, through the year 2041, 4,083 MW of power (the “1969 Power Contract”). In December 2024, we signed a non-binding agreement in principle which sets out a framework for a new agreement that would replace the 1969 Power Contract. The terms and conditions of this agreement are currently being negotiated. In June 1999, we signed another agreement with CF(L)Co to guarantee us the availability of 682 MW of additional power until 2041 for each November 1 to March 31 period. In December 2021, we signed an agreement with CF(L)Co to purchase additional energy until August 2026, up to a maximum quantity of 2 TWh annually. In March 2024, we entered into a new short-term energy agreement to purchase a volume of banked energy in the Churchill Falls reservoir from Newfoundland & Labrador Hydro.

In 2024, the energy and capacity purchased totaled 27.1 TWh at a cost of $197 million as compared to 31.0 TWh in 2023 at a cost of $97 million.

We have a power purchase agreement with Rio Tinto Alcan Inc. (“RTA”), that was amended in 2006, for the purchase of 365 MW of peak power and 375 MW of additional peak power. Under this 2006 amendment, we also agreed to purchase from RTA an additional 150 MW of peak power and to extend the agreement until December 31, 2045.

On December 23, 2021, Hydro-Québec and Evolugen, the Canadian operating business of Brookfield Renewable, entered into a 40-year escalating electricity purchase agreement under which we will purchase the output of the Lièvre hydroelectric portfolio in Québec with 263 MW of capacity. The assets will continue to be operated by Evolugen.

In addition, we purchase energy and capacity under 52 long-term contracts with independent producers located in Québec. During 2024, 2.3 TWh were purchased under these contracts, at a total cost of $176 million. For 2025, we expect to purchase approximately 3.2 TWh. In our role as power distributor in Québec, we also have long-term contracts with independent producers (see “Distribution Activities”).

We also purchase energy and capacity in connection with our energy marketing operations (see “Wholesale and Energy Marketing Operations”).

Peak

We use energy purchased from our neighbouring systems, which experience different demand patterns, to meet a portion of our peak power needs in Québec (see “Wholesale and Energy Marketing Operations”). The following table summarizes our peak power demand in Québec and installed capacity as at December 31 for the years 2020 through 2024.

	Peak Power Demand[a]	Installed Capacity QC	Installed Capacity US	Total Average Load[c]
MW
2020	36,450	37,231	-	25,486
2021	40,537	37,248	30	26,474
2022	42,601	37,439	30	26,908
2023	36,346	37,436	619	24,804
2024	40,004	37,407[b]	619	23,800

a)

The 2024 figure is the best estimate as at April 11, 2025. The values indicated reflect demand at the annual domestic peak for the winter beginning in December. The 2024-2025 winter peak occurred at 8:00 a.m. on January 22, 2025.

b)

In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract with CF(L)Co that will remain in effect until 2041. A new non-binding agreement in principle reached in 2024 provides for the replacement of this contract with a new one that will run until 2075. We also purchase all the output from 44 wind farms (3,933 MW) and 55 hydroelectric generating stations (712 MW) and almost all the output from 13 biomass and 4 biogas cogeneration plants (409 MW) operated by independent power producers. Moreover, 525 MW are available under long-term contracts.

c)	Total energy requirements (consisting of kilowatthours delivered within Québec and to neighbouring systems), divided by the number of hours in the year.

Wholesale and Energy Marketing Operations

Québec Wholesale Market

The Québec wholesale electricity market has been open since May 1, 1997. This market is comprised of 11 distributors: Hydro-Québec (as part of its Distribution Activities), nine municipal systems and one regional electricity cooperative. As a result of the opening of the wholesale market, the municipal systems can, subject to the Government’s authorization, purchase electricity from suppliers other than us, and independent generators in Québec can sell their electricity on the wholesale market using our transmission system.

In addition to the Heritage Pool Electricity, we generate other power supplies and products for distribution to the market, including a call for tenders issued for the supply of 600 MW over a 20-year period starting in March 2007, a 20-year capacity supply of 500 MW which began in December 2018 and a supply of 159 MW over a 20-year period beginning in December 2026.

Markets Outside Québec

Our main markets outside Québec consist of neighbouring networks located in Canada and the United States.

HQUS is a member of New York ISO, ISO New England (which includes all or parts of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont), Midcontinent ISO (which includes all or parts of Arkansas, Illinois, Indiana, Iowa, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, North Dakota, South Dakota, Texas, Wisconsin and Manitoba (Canada)) and PJM Interconnection (which includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia). HQUS is also a participant in the electricity markets operated by Southwest Power Pool Inc. (which includes all or parts of Arkansas, Iowa, Kansas, Louisiana, Minnesota, Missouri, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, South Dakota, Texas and Wyoming) and by ERCOT (which includes parts of Texas). ISOs, or Independent Systems Operators, and RTOs, or Regional Transmission Organizations, enable participants to buy and sell energy, schedule bilateral transactions and reserve transmission service. HQUS holds a permit from the U.S. Federal Energy Regulatory Commission to sell at market-based rates.

HQEM is a participant of the Ontario Independent Electricity System Operator (the “Ontario IESO”). HQEM sells and buys energy in Manitoba, Ontario, New Brunswick and Nova Scotia, and has transmission service agreements with Manitoba Hydro and New Brunswick Power Corporation to reserve transmission service on their respective systems.

We have long-term export contracts for the sale of electricity. The following table summarizes our principal energy export agreements.

Principal Energy Export Agreements

Counterparties	Expiry Date	Maximum Hourly Delivery Rate	Maximum Annual Deliveries

		MW	TWh

Cornwall Electric – Canada	2030	145	0.6[b]

Massachusetts Municipal Wholesale Electric Company	2025[a]	15	0.1

New Brunswick Power Corporation	2040	N/A	5.9[b]

Vermont power distributors[c]	2038	240	1.3

a)	Delivery period ending on October 31, 2025.

b)	The contract does not provide for maximum annual deliveries. The volume of actual deliveries during the year 2024 is included in this table for reference only.

c)	Green Mountain Power Corporation, Vermont Electric Cooperative, Inc., Vermont Public Power Supply Authority, the Town of Stowe Electric Department and City of Burlington, Vermont Electric Department.

We are continuing talks regarding participation in projects to build transmission lines between Québec and certain states in the northeastern United States. These interconnections would enable us to increase bidirectional transactions with these markets.

In February 2018, Massachusetts Electric Distribution Companies selected a transmission line project, the New England Clean Energy Connect (“NECEC”) led by NECEC Transmission LLC (“NECEC LLC”), in which we are a partner to supply 9.45 TWh of clean hydroelectricity power over a 20-year period. The NECEC project involves the construction of a new 1,200-MW transmission line from the Québec/Maine border to the City of Lewiston, Maine.

While the project faced several legal challenges in the last few years, the legal outcomes were favorable, with construction on both sides of the border restarting in the fall of 2023. The commercial operation date of the NECEC project is expected in the fourth quarter of 2025.

In September 2021, following a request for proposals issued in connection with New York State’s Clean Energy Standard, the New York State Energy Research and Development Authority (“NYSERDA”) selected our electricity and the future Champlain Hudson Power Express (“CHPE”) line. We signed contracts with the CHPE line developer, Transmission Developers, and NYSERDA in November 2021. Approval from the New York Public Service Commission for the agreement with respect to the sale of environmental attributes was obtained in April 2022. Construction work began late in 2022 in the U.S. In July 2023, the Québec government authorized construction of the Hertel-New York interconnection line that will connect to the CHPE line. The Canada Energy Regulator also issued the permit authorizing the construction of the interconnection. Under the project, the 1,250-MW CHPE line is expected to bring 10.4 TWh of renewable energy to New York. Commissioning is scheduled for 2026, based on current plans.

On February 10, 2023, we acquired GRH, which owns and operates 13 hydroelectric generating stations in New England, located in the states of Vermont, New Hampshire and Massachusetts (see “Note 4 to the 2024 Consolidated Financial Statements”).

Electricity Sales and Revenue

The following table summarizes electricity sales and revenue outside Québec, for the years 2020 through 2024.

Electricity Sales and Revenue Outside Québec

	Years ended December 31

	2020	2021	2022	2023		2024
Electricity Sales (GWh)	32,397	36,190	35,634	23,001	[a]	15,092[a]
Revenue from Electricity Sales ($M)	1,466	1,826	2,912	2,365		1,499

a)	The results for 2023 and 2024 are set against a backdrop of low runoff. For more details, see “Overview” in the Management’s Discussion and Analysis for 2024.

Transmission Activities

Through our Transmission Activities, we offer the following services:

•

transmission of electricity to supply Québec’s native load; the native load is made up of the total transmission requirements of the Québec wholesale market (see “Generation Activities – Québec Wholesale Market”) but excludes customers in remote communities;

•

point-to-point transmission service; as of the end of 2024, in addition to our Generation and Distribution Activities which are subject to a transmission service agreement for regulatory purposes, we have signed transmission service agreements with 30 other customers; and

•	connection of privately-owned generating facilities to our transmission system; we currently serve 66 of these generating stations.

Our Transmission Activities also include our holding in Cedars Rapids Transmission Company, Limited, a transmission provider that owns and operates a 370 MW interconnection line linking our grid at Les Cèdres and Langlois substations in Québec with the Cornwall Electric system in Ontario and the National Grid system in New York State.

Transmission System

Most generating complexes in Québec are located at substantial distances from consumer centers. As a result, our transmission system is one of the most extensive in North America, totaling approximately 22,000 miles of lines. The system includes the following facilities as at December 31, 2024.

Voltage	Substations	Lines (miles)[a]
765 kV and 735 kV	41	7,817
450 kV DC	2	757
315 kV	88	3,431
230 kV	54	2,021
161 kV	43	1,299
120 kV	227	4,396
69 kV or less	84	1,965
TOTAL	539	21,686

a)	Miles covered by the transmission system. Many facilities carry two circuits on the same infrastructure.

We offer open access to our transmission grid in accordance with the Hydro-Québec Open Access Transmission Tariff. Consequently, electricity distributors, producers and marketers in and outside Québec have the option to enter into transactions with distributors, producers and marketers to buy or sell electricity and to wheel in, wheel out or wheel through our transmission grid at specified rates.

The Direction principale – Contrôle des mouvements d’énergie et exploitation du réseau (System Control and Operations Unit) is responsible for energy dispatching, power flow supervision and system security monitoring. It also acts as Reliability Coordinator for transmission systems in Québec. Our transmission system is linked through interconnections with other major power systems in Canada (Ontario, New Brunswick and Newfoundland and Labrador) and the northeastern United States (New York and New England).

The following table shows existing interconnection capacity with neighbouring systems outside Québec as at December 31, 2024. Available transfer capacities are posted on the OASIS (Open Access Same-Time Information System) website.

Interconnections with Neighbouring Systems Outside Québec

		Maximum Export Capacity	Maximum Import Capacity	Voltage
		MW	MW	kV
CANADA	Ontario	2,680	1,965	120, 230 and 240
	New Brunswick	1,200	775	230, 315 and 345
	Newfoundland and Labrador	–	5,150	735

UNITED STATES	New York	2,079	1,100	120 and 765
	New England	2,287	2,170	120 and ±450 DC

Distribution Activities

Through our Distribution Activities, we are mandated to provide a secure, reliable supply of electricity and related services to the Québec market. To fulfill this responsibility, we rely primarily on our Heritage Pool Electricity. We also purchase additional electricity under market conditions by issuing calls for tenders from suppliers in the market (see “Regulatory Framework – Energy Board Act”).

Our distribution system is comprised of 75,113 miles of medium voltage lines (almost exclusively 25 kV), as well as 67,357 miles of low voltage lines. Approximately 10% of all such lines are underground.

We sell to a wide range of customers, from large industrial users, which accounted for 31% of sales volume in 2024, to residential customers, which represented 39% of sales volume in the same period. Revenues are also derived from sales to commercial, institutional and small industrial customers as well as distributors operating municipal electric systems.

We have developed some flexibility in the management of our system and currently have planned 2,894 MW of demand response from various programs and rates for winter 2024-2025. Specifically, an interruptible power rate option is offered to medium and large customers and expected to deliver 979 MW. In addition, the residential, commercial and institutional sectors are expected to deliver 1,915 MW through various initiatives. These include a dynamic rate and a winter credit option, an additional electricity option for medium power customers as well as for photosynthetic lighting or space heating to raise crops, a demand response option for commercial and institutional customers, demand side management services offered by the Hilo smart home service and demand reductions from third party data centers specialized in cryptographic use applied to blockchains. These data centers are required to reduce their demand during peak hours at our request. Furthermore, in addition to demand response initiatives, 350 MW of concurrent peak-saving capacity in our residential dual-energy market is planned for winter 2024-2025. In this program, heating systems automatically switch from electricity to another energy source, when the temperature is below a set value.

We have entered into special agreements with six industrial customers for whom electricity costs represent a substantial proportion of total production costs. Some of these agreements provide for the sale, on a long-term basis, of firm energy at prices that vary in accordance with a formula based on the market price of aluminum. We manage the exposure to fluctuations in aluminum prices resulting from these contracts by entering into financial transactions, such as futures or swaps (see “Note 14 to the 2024 Consolidated Financial Statements”). In 2024, deliveries under these agreements accounted for 51.8% of the total energy deliveries to large industrial users.

As for our Distribution Activities, for regulatory purposes, we rely on various internal and external sources to supply the Québec market. We rely primarily on the Heritage Pool Electricity of 165 TWh and we also issue short- and long-term calls for tenders. For requirements of less than three months, we may also buy electricity directly on the market, without tendering, under an authorization granted by the Energy Board. For unforeseen needs that cannot be met otherwise, we rely on a framework agreement whereby our Generation Activities ensure supply of electricity to our Distribution Activities that covers the period from January 1, 2023, to December 31, 2025.

Further to calls for tenders issued since 2002, to serve our Distribution Activities, we signed six contracts for the supply via our Generation Activities of 1,259 MW (two contracts totaling 600 MW over a 20-year period beginning in March 2007, three contracts totaling 500 MW over a 20-year period beginning in December 2018 and one contract of 159 MW over a 20-year period which is expected to begin in December 2026) and 91 contracts with independent producers for the supply of 7,454 MW (including 6,432 MW of wind-generated electricity) for deliveries beginning between 2006 and 2029. We also have long-term contracts established with independent producers in connection with our Generation Activities (see “Generation Activities – Electricity Purchases”).

The following table summarizes these contracts as at December 31, 2024.

Long-Term Contracts Awarded

Type of power	Number of Contracts		Capacity	Starting Date	Expiry Date
			MW
Hydroelectric	14[a]	In service	1,228	2005-2024	2027-2064
	4[b]	Under development	200	2026	2046

Natural gas cogeneration	1	Mothballed	507	2006	2026

Wind	39[a]	In service	3,722	2006-2022	2026-2043
	16[b]	Under development	2,710	2026-2029	2051-2059

Forest biomass cogeneration	18	In service	307	2007-2021	2027-2046
	2[b]	Under development	14	2025-2026	2050-2051

Biogas cogeneration	3	In service	15	2012-2017	2032-2042

TOTAL	97		8,703

a)	Two hydroelectric contracts and one wind-generated electricity contract already in service is on off-grid systems.

b)	Two wind-generated electricity contracts and one cogeneration contract under development are on off-grid systems.

Our objective is to have a flexible and diversified energy portfolio to deal with fluctuations in demand. Every three years, we prepare a supply plan covering the next 10 years. This supply plan presents forecasts of our customers’ electricity requirements, taking into account energy efficiency measures, along with the various means that we intend to use to ensure a secure supply of electricity for Québec. The Electricity Supply Plan 2023-2032 was filed with the Energy Board in November 2022. A decision on phase 1 was rendered in 2023, and a final decision on phase 2 was rendered in April 2024. A first progress report of the Electricity Supply Plan 2023-2032 was filed to the Energy Board on November 1, 2023, followed by a second progress report filed on November 1, 2024.

We have taken various measures with the goal of achieving a balance between supply and demand in Québec, including:

•

We have accepted eight bids for a total of 1,550 MW of installed capacity under the call for tenders launched on March 31, 2023. This call for tenders was for a block of 1,500 MW of wind installed capacity. The contracts with the project proponents were finalized in the first half of 2024 and subsequently submitted to the Energy Board, which approved them in August 2024;

•

On October 29, 2015, the Energy Board agreed to exempt us from filing each year to obtain an annual extension of the suspension period for TransCanada Energy’s Bécancour generating station (“TCE”). Should we require TCE as a base resource, a demand must be made three years prior to its use. As of December 31, 2024, the suspension is in place until 2026 (the accounting for this agreement is described in “Note 3 to the 2024 Consolidated Financial Statements” under “Regulatory assets – Costs related to a suspension agreement”);

•	Further to a request for proposal, we acquired 300 MW of Unforced Capacity (UCAP) for January and February 2025; and

•	0.5 TWh of short-term transactions in 2024.

Additional calls for tenders could be made in the coming years in order to maintain this balance (see “Regulatory Framework – Energy Board Act”).

Electricity Rates

Our rates are subject to An Act to simplify the process for establishing electricity distribution rates (the “Rates Simplification Act”), which came into force in December 2019 (see “Regulatory Framework – Energy Board Act”). In particular, it specifies that electricity distribution rates are to be set or modified by the Energy Board every five years as of April 1, 2025, and indexed annually in the interim, based on the annual change in the average Québec Consumer Price Index. The Rates Simplification Act also provided for a freeze on distribution rates for the rate year beginning April 1, 2020, followed by their annual indexation for the next four years. In February 2023, the Parliament of Québec adopted An Act mainly to cap the indexation rate for Hydro-Québec domestic distribution rate prices and to further regulate the obligation to distribute electricity (the “2023 Act”). Among other things, the 2023 Act stipulates that the indexation rate for residential electricity rates will be based on the lesser of the average Consumer Price Index (the “CPI”) and the top rate of the Bank of Canada’s inflation-control range.

In August 2024, we filed an application with the Energy Board to propose rate increases for the rate year beginning on April 1, 2025 of 3% for residential customers, 3.9% for business customers and 3.3% for large industrial customers. On March 6, 2025, the Energy Board fixed the rate increases at 3.6% for residential and business customers and 1.7% for large industrial customers effective April 1, 2025 (the “2025 Energy Board Decision”). On March 26, 2025, the Government issued an order (the “March 2025 Government Order”) pursuant to Section 22.0.1 of the Hydro-Quebec Act that, in effect, fixes the rate increase for residential customers at 3% for the rate year beginning April 1, 2025. The March 2025 Government Order supersedes the 2025 Energy Board Decision in regard only to the residential distribution rates and only until March 31, 2026.

Notwithstanding the March 2025 Government Order, third-party intervenors have filed two applications to have the Energy Board revise its decision regarding certain conclusions which, if so revised, in whole or in part, could affect the rate increases fixed by the 2025 Energy Board Decision. Hearings have yet to be scheduled. Until a final decision is reached in these applications, the distribution and transmission rates fixed in the 2025 Energy Board Decision have been declared provisional by the Energy Board on March 31, 2025. Nevertheless, the March 2025 Government Order remains in effect pertaining to the residential customer rate increase at 3%. We are currently assessing the potential impacts of these procedures.

The following table shows the rate changes that took effect in each year and the average yearly rate increase, from 2020 to 2025, as well as annual inflation rates:

	2020	2021	2022	2023		2024		2025
Residential rate increase as of April 1	-	1.3%	2.6%	3.0%	[a]	3.0%	[a]	3.0%	[b]
Business rate increase as of April 1	-	1.3%	2.6%	6.5%		5.1%		3.6%
Rate L increase as of April 1[c]	-	0.8%	1.7%	4.2%		3.3%		1.7%
Average residential rate increase from January 1 to December 31	0.2%	1.0%	2.3%	2.9%		3.0%		3.0%
Inflation Rate[d]	0.7%	3.4%	6.8%	3.9%		2.4%		2.3%	[e]

a)	As limited per the 2023 Act.

b)	As limited per the March 2025 Government Order.

c)	Rate L is the rate that applies to an annual contract whose minimum billing demand is 5,000 kW or more and which is principally related to an industrial activity (“Rate L”).

d)	Canadian Consumer Price Index for the calendar year.

e)	March 2025 forecast published by Consensus Economics Inc.

Electricity Sales and Revenue

The following table summarizes consolidated electricity sales and revenue in Québec, by customer segments, for the years 2020 through 2024.

Operating Statistics

	Years ended December 31
	2020	2021	2022	2023	2024
GWh
Electricity Sales
In Québec, by segment
Residential	68,647	67,572	70,941	68,221	68,275
Commercial, institutional and small industrial	45,146	46,157	47,983	47,571	48,174
Large industrial	52,096	55,779	55,357	55,087	54,387
Other	5,557	5,721	6,279	6,450	6,401
Total Electricity Sales	171,446	175,229	180,560	177,329	177,237

$M
Revenue from Electricity Sales
In Québec, by segment
Residential	5,535	5,522	5,974	5,852	6,035
Commercial, institutional and small industrial	3,853	3,957	4,205	4,406	4,697
Large industrial	2,208	2,498	2,674	2,852	2,939
Other	333	342	378	405	408
Total Revenue from Electricity Sales	11,929	12,319	13,231	13,515	14,079

As at December 31
Number of Customer Accounts
In Québec, by segment
Residential	4,076,286	4,128,692	4,178,346	4,223,163	4,264,311
Commercial, institutional and small industrial	321,562	323,501	325,498	327,790	329,638
Large industrial	189	193	194	201	205
Other	4,763	4,812	4,868	4,938	4,989
Total Customer Accounts	4,402,800	4,457,198	4,508,906	4,556,092	4,599,143

Corporate Outlook

The corporate outlook for 2025 presented below reflects the corporate strategy approved by our Board as of December 13, 2024 and does not take into account two elements. The first element is the potential impacts resulting from the uncertainty related to the imposition of tariffs by the United States of America and any retaliatory tariffs or other restrictions on international trade. The second is the non-binding agreement in principle reached in December 2024 between Québec and Newfoundland and Labrador regarding the renewal of the contract for the Churchill Falls hydroelectric generating station, given that steps remain to be completed before a definitive agreement is signed.

Action Plan 2035

At the end of 2023, we presented our Action Plan 2035 – Towards a Decarbonized and Prosperous Québec (the “Action Plan 2035”), which revolves around two pillars: electricity service quality and the energy transition. The Action Plan 2035 is structured around five main priorities:

1.	Improve service quality

2.	Help our customers make better use of electricity

3.	Increase our power generation capacity

4.	Partner with First Nations and Inuit communities

5.	Become an agile, innovative and transparent organization

For more information on the Action Plan 2035 and strategic initiatives carried out over the course of 2024, see “Overview” in the Management’s Discussion and Analysis for 2024.

Development Strategy

In 2025, we plan to spend approximately $7.2 billion in capital investments, most of which would be allocated to the Transmission Activities ($3.3 billion), the Generation Activities ($1.6 billion) and the Distribution Activities ($1.4 billion). Nearly two-thirds of the total amount is expected to be earmarked for asset sustainment. The remainder is expected to go toward development activities.

The 2025 borrowing program is expected to total $5.0 billion. The funds raised are intended to be used to finance the company’s ongoing needs, including a large part of the investment program.

The largest projects include the addition of two converter units to Châteauguay substation to increase its interconnection capacity with the New York system, and the refurbishment work underway at Rapide-Blanc and Carillon generating stations to optimize the generating activities.

The balance of the planned investments are expected to be dedicated to development activities to meet the growth in demand in Québec, expand Hydro-Québec’s activities on neighbouring markets and support the decarbonization of the economy. Other activities include the connection of new customers to the distribution network, the completion of preparatory work on projects to increase the capacity of certain hydroelectric generating stations, including the Outardes-2 generating station, and the improvement of transmission capacity via the construction of the Hertel–New York interconnection line, which will be connected to the Champlain Hudson Power Express line, and the construction of the Appalaches–Maine interconnection line, which will be connected to the NECEC line.

Water-Power Royalties

As stipulated in the Watercourses Act (Québec), we pay the same statutory royalties as those paid by private producers of hydroelectricity in Québec. These water-power royalties, earmarked for the Government’s Generations Fund, consist of a statutory royalty for the electricity delivered during the year and a contractual royalty payable pursuant to the contract awarded for the operation of a generating station.

For 2025, these royalties, indexed annually to the Consumer Price Index, consist of:

•	a statutory royalty of $4.01 ($3.90, $3.72 and $3.50, for 2024, 2023 and 2022, respectively) per thousand kilowatthours of electricity produced; and

•	a contractual royalty of $0.94 ($0.92, $0.88 and $0.83, for 2024, 2023 and 2022, respectively) per thousand kilowatthours of electricity produced.

These royalties totaled $717 million in 2024, $734 million in 2023 and $774 million in 2022.

Capital Investment Program

The capital investment program includes capital expenditure for fixed and intangible assets (but excludes the acquisition of company(ies)). The following table is a summary of our capital investments affecting cash for the years 2020 through 2024. Over the 2025-2029 period, we plan to invest approximately $9.7 billion in fixed and intangible assets per year on average, including an estimated $7.2 billion in 2025, as stated in the table below.

Capital Investments Affecting Cash

						Estimated
	2020	2021	2022	2023	2024	2025
$M
Fixed and Intangible Assets
Generation	940	1,052	1,001	919	1,032	1,648
Transmission[a]	1,423	1,930	2,021	2,288	2,989	3,322
Distribution	773	952	906	1,004	1,214	1,403
Corporate and Other	230	289	343	687	752	808
Total Investments	3,366	4,223	4,271	4,898	5,987	7,181

a)	Including sub-transmission facilities.

In 2024, we invested $5,987 million in property, plant and equipment and intangible assets, compared to $4,898 million in 2023. This growth of over 20% reflects our commitment to invest steadily in our generating, transmission and distribution facilities in order to offer customers reliable, high-quality service, one of the priorities contained in the Action Plan 2035.

Capital investments in asset sustainment totaled $3.6 billion. In particular, we continued to invest in our generating facilities to ensure their long-term operability and maximize their output. Work is underway at the Rapide-Blanc and Carillon generating stations in the Mauricie and Laurentides regions respectively, and at the Bersimis-2 development in the Côte-Nord region. Regarding power transmission, we continued the installation of two new converter units at Châteauguay substation in the Montérégie region, as well as modernizing equipment and systems, including the replacement of grid control systems, special protection systems and substation protections and controls, and pursued activities related to the architecture development plan for the 315-kV system on the island of Montréal. At the same time, we carried out work to optimize the operation of the distribution system and to maintain and improve the quality of our distribution assets.

Capital investments in development projects totaled $2.4 billion. In particular, significant funds were allocated to various projects to handle the growing customer base in Québec and increase output capacity. For example, work is underway at Outardes-2 generating station, in the Côte-Nord region, to increase its capacity. Other ongoing projects include the construction of the Hertel–New York interconnection line, to connect with the Champlain Hudson Power Express line, which will make it possible to supply New York City with electricity, as well as the deployment of a 320-kV direct-current line in the Chaudière-Appalaches and Estrie regions, as part of a larger project to build a new 1,200-MW interconnection between Québec and New England.

We are also continuing our transportation electrification efforts with ongoing investments in our public charging network, the Electric Circuit, and the modernization of our vehicle fleet.

Allocation of Capital Expenditure for the Generation, Transmission and Distribution Activities

The following tables summarize the allocation of estimated capital expenditure for 2025 among our three major activities:

Generation

	Available Power	Planned Date of Operation	Estimated Capital Expenditure 2025
	MW		$M
Asset Sustainment and Optimization
Refurbishment and refitting of generating stations	–	Continuous program	1,043
Development Projects
All generation projects - mostly adding power	–	–	605

Total			1,648

Transmission[a]
		Planned Date of Operation	Estimated Capital Expenditure 2025
			$M
Asset Sustainment and Optimization
Reliability and long-term operability		Continuous program	1,874
System Growth Projects
All projects		–	1,448

Total			3,322

a) Including sub-transmission facilities.
Distribution[a]
			Estimated Capital Expenditure 2025
			$M

Asset Sustainment and Optimization
Reliability and long-term operability			650
Development Projects			753
Total			1,403

a)	Including investments in distribution facilities as well as in generating and transmission facilities in our off-grid systems.

Cash Requirements

The total estimated cash requirements for 2025 are approximately $9.7 billion, including approximately $7.2 billion for capital investments and approximately $2.0 billion for the payment of the dividend declared for 2024.

Regulatory Framework

Hydro-Québec Act

Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy.

Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met (see “Note 15 to the 2024 Consolidated Financial Statements”). Our dividend policy is to distribute 75% of our net income.

Energy Board Act

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Energy Board exclusive authority to fix or modify our rates and conditions for the transmission and distribution of electric power in Québec. Our Transmission and Distribution Activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base.

The Energy Board consists of twelve full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors.

Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997.

On December 8, 2019, the Rates Simplification Act (see “Electricity Rates”) came into force amending the Hydro-Québec Act and the Energy Board Act. In particular, it specifies that electricity distribution rates are to be set or modified by the Energy Board every five years as of April 1, 2025, and that they will be indexed annually in the interim based on the annual change in the average Québec Consumer Price Index. Notwithstanding the foregoing, the Rates Simplification Act authorizes us to ask the Energy Board to modify our distribution rates before the scheduled date if they do not allow for recovery of the cost of service.

Specifically, the Energy Board has the authority to:

•	fix, or modify, after holding public hearings, our rates and conditions for the transmission of electric power;

•	starting in 2025 and then every 5 years thereafter, fix, or modify, after holding public hearings, our rates and conditions for the distribution of electric power;

•	approve our electric power supply plan;

•	designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator;

•	authorize our transmission investment projects; and

•	rule upon complaints from customers concerning application of rates or conditions of services.

In addition, the Energy Board Act was amended in 2010 to allow a gradual increase of the cost of the Heritage Pool Electricity starting in 2014. The Energy Board Act was subsequently amended by replacing the gradual increases of the average cost of the Heritage Pool Electricity with the indexation of the average cost of the Heritage Pool Electricity.

The 2023 Act limits Hydro-Québec’s obligation to distribute electricity in regards to any new request, any request for an additional load or any request from a customer having a special contract, which is for 5,000 kW or more of power, unless the Minister of Economy, Innovation and Energy authorizes such distribution. Hydro-Québec must obtain such authorization to distribute electricity to a customer.

In accordance with its authority relating to rate determination, the Energy Board implemented a performance-based regulation mechanism for our Transmission Activities, effective in 2019. The regulation mechanism came to an end on December 31, 2022.

Surplus earnings realized from carrying on transmission activities in Québec are subject to an earnings sharing mechanism. Earnings in excess of the authorized rate of return are shared with customers in the following proportions:

•	50/50 sharing for the first 100 basis points above the authorized rate of return; and

•	75% customers and 25% Hydro-Québec, beyond 100 basis points.

Any shortfall is absorbed by Hydro-Québec.

In June 2024, the Government introduced Bill 69 titled An Act to ensure the responsible governance of energy resources and to amend various legislative provisions which aims to adapt the regulation of the energy sector with a view, in particular, to achieving the government’s objectives in terms of energy transition and decarbonization of the economy. The bill is currently under legislative review. For more details, see “Regulatory Framework – Legislative amendments under study” in the Management’s Discussion and Analysis for 2024.

Generation Activities

The Energy Board’s jurisdiction does not extend to Generation Activities.

Transmission Activities

Transmission rates and service conditions are subject to approval by the Energy Board.

In March 2025, the Energy Board approved the transmission rates, to be effective January 1, 2024, as follows: $77.12/kW/year for firm long-term point-to-point transmission service and an amount payable for the native-load transmission service of $3,089.7 million per year. The revenue for rate-setting purposes totaled $3,517.1 million for short- and long-term point-to-point transmission services and native-load. Transmission rates were later declared provisional by the Energy Board pending hearings on applications for revision of the 2025 Energy Board Decision (see “Distribution Activities – Electricity Rates”).

The Direction principale – Contrôle des mouvements d’énergie et exploitation du réseau (System Control and Operations Unit) is the Reliability Coordinator for transmission systems in Québec as designated by the Energy Board.

Distribution Activities

Electricity required to meet Québec’s needs in excess of the Heritage Pool Electricity must be purchased through a competitive bidding process. Purchase contracts for electricity in excess of the Heritage Pool Electricity are subject to the approval of the Energy Board.

Effective April 1, 2025, electricity rates have increased by 3% for residential customers, as fixed by the March 2025 Government Order, and by 3.6% for business customers and 1.7% for Rate L customers, as set by the 2025 Energy Board Decision. Distribution rates were later declared provisional by the Energy Board pending hearings on applications for revision of the 2025 Energy Board Decision (see “Distribution Activities – Electricity Rates”). However, the residential rate increase remains fixed at 3% by the March 2025 Government Order for the rate year beginning on April 1, 2025.

Canadian Energy Regulator Act

Our exports of electric power are subject to the Canadian Energy Regulator Act (S.C. 2019, c. 28, s. 10) and its applicable related regulations which provides that a permit or license must be obtained from the Canada Energy Regulator for such exports.

We hold the following permits for exports of electricity for which there are no specific contracts or export sales arrangements in place and for a term of ten (10) years or less:

•

Permit bearing number EPE-459 to Hydro-Québec expiring on December 31, 2030 and authorizing the export of up to a maximum of 30 TWh annually of firm and interruptible electrical energy from Québec to the United States; and

•

Permit bearing number EPE-440 to our subsidiary, H.Q. Energy Marketing Inc., expiring on April 7, 2029 and authorizing the export of up to a maximum of 30 TWh annually of firm and interruptible electrical energy and up to a maximum of 6,000 MW of capacity at all times from other Canadian provinces to the United States.

Each of these permits allows us to take advantage of short-term transactions and the spot market transactions in the United States.

We also hold a permit for exports of electricity for which there is a specific contract or export sales arrangement in place and for a term of more than ten (10) years:

•

Permit bearing number EPE-370 to Hydro-Québec expiring on December 31, 2039 and authorizing the export of up to annual quantities that vary between 0.03 TWh and 2.6 TWh depending on the applicable calendar year of firm and interruptible electrical energy from Québec to the United States in the context of the 2010 long-term contract with certain Vermont entities.

The Canada Energy Regulator also regulates international power lines, and we operate our interconnections with the United States in accordance with the terms and conditions of all applicable authorizations concerning those international power lines.

Environmental Regulation

Our activities are subject to federal and provincial environmental laws and regulations, and, to some extent, municipal bylaws.

Before beginning new construction, most of our projects are subject to environmental impact assessment studies as well as information and consultation processes. The studies are submitted for review and approval to government departments and agencies responsible for issuing governmental authorizations. In some instances, the approval process includes public hearings by an independent body.

As a government-owned corporation, we are also subject to the Sustainable Act and the Government Strategy. Accordingly, we follow the guidelines of Québec’s 2030 Plan for a Green Economy through its 2023-2028 implementation plan. In the same vein, we published our new Sustainable Development Plan, now covering the period 2024-2028. In addition, we have published our first complete Climate Change Adaptation Plan (2022-2024) providing Hydro-Québec with a governance framework and concrete measures to manage more effectively the various climate change-related risks we face. We are currently updating our Climate Change Adaptation Plan to enhance our efforts and ensure that climate change evolving effects and risks are thoroughly considered.

Hydro-Québec’s facilities cover more than 31,000 km2 and are present in most of Quebec’s ecosystems. For that reason, we are committed to taking biodiversity into account in our actions and decisions in order to continue to reduce our environmental footprint and contribute to the collective effort in favor of Québec’s biodiversity, ecosystems and ecosystem services.

Environmental protection and conservation are among our main priorities. Our environmental management system complies with the ISO 14 001: 2015 standard, with a review scheduled for 2025. We also review our management of environmental impacts and risks annually.

Litigation

Innu of Uashat mak Mani-Utenam

The Innus of Uashat mak Mani-Utenam (the “Uashaunnuat”) have filed lawsuits before the Courts of Québec against the federal government, Québec and Hydro-Québec seeking judicial recognition of Aboriginal rights and title as well as $1.5 billion in damages relating to an area of land in Québec where some of our hydroelectric facilities are located, part of which is within the territory subject to the James Bay and Northern Québec Agreement (the “JBNQA”). The Uashaunnuat, who claim not to be party to the JBNQA, allege that the JBNQA and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon them. They also seek various orders, including rendering of accounts and revenue sharing for the alleged unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands. While the portion of the proceedings relating to the territory overlapping with the JBNQA territory is suspended, the rest of the proceedings are ongoing. Along with the Attorney General of Canada and the Attorney General of Québec, we are contesting these claims.

Innu of Uashat mak Mani-Utenam and Innus of Matimekush-Lac John

In January 2023, the Uashaunnuat have filed new proceedings before the Courts of Québec against Hydro-Québec and CF(L)Co regarding the Churchill Falls hydroelectric complex in Labrador, which is owned and operated by CF(L)Co. In October 2023, the Innus of Matimekush-Lac John joined as plaintiffs in this action. The two Québec Innu communities allege that the Churchill Falls hydroelectric complex infringes on their Aboriginal rights and title, as well as their treaty rights. In addition to various judicial declarations and permanent injunction orders, they are claiming from Hydro-Québec $2 billion in compensatory damages, $200 million in punitive damages, and additional damages in the form of an annual payment equivalent to 12.5% of 15% of Hydro-Québec’s annual profits from the date of the commencement of the proceedings. We are contesting these claims.

Innu of Pessamit

The Innus of Pessamit have filed lawsuits before the Courts of Québec against the federal government, Québec and Hydro-Québec seeking judicial recognition of Aboriginal rights and title as well as $500 million in damages relating to an area of land in Québec where some of our hydroelectric facilities are located. They also seek compensation based on revenue sharing to be determined by the Court, for the revenues generated by our facilities located in the contested area. Along with the Attorney General of Canada and the Attorney General of Québec, we are contesting these claims. On February 15, 2024, Québec, Hydro-Québec and the Innus of Pessamit have signed a framework agreement which provides for a temporary suspension of the proceedings to enable out-of-court settlement negotiations.

Innu Nation Inc.

In October 2020, Innu Nation Inc. filed lawsuits before the Courts of Newfoundland and Labrador seeking damages against CF(L)Co and Hydro-Québec regarding the Churchill Falls hydroelectric complex. Innu Nation Inc. alleges that the construction and operation of this hydroelectric complex are the result of a common enterprise between CF(L)Co and Hydro-Québec, and that they have infringed the Innu of Labrador’s Aboriginal rights and title. Innu Nation Inc. seeks an accounting and disgorgement of the profits that CF(L)Co and Hydro-Québec have derived from the operation of the Churchill Falls hydroelectric complex or, in the alternative, a monetary compensation of $4 billion as regards Hydro-Québec. We are contesting these claims.

Employees

We had 23,280 employees as at December 31, 2024 composed of 20,600 permanent employees and 2,680 temporary employees. These numbers do not include employees of our subsidiaries and joint ventures. Unionized employees represent 82.7% of our work force.

The eight collective agreements governing the working conditions of our unionized employees are now expired. We are currently negotiating with all of our unions with a view to renewing our collective agreements. A new union certificate has been ratified and a first collective agreement is currently being negotiated.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the notes thereto. The financial information and tabular amounts presented herein are expressed in Canadian dollars, unless otherwise indicated. The consolidated financial statements take into account the decisions handed down by the Energy Board with respect to the transmission and distribution of electricity. They also reflect the provisions of An Act to simplify the process for establishing electricity distribution rates (S.Q. 2019, c. 27) and An Act mainly to cap the indexation rate for Hydro-Québec domestic distribution rate prices and to further regulate the obligation to distribute electricity (S.Q. 2023, c. 1).

This analysis contains statements based on estimates and assumptions concerning future results and the course of events. Given the risks and uncertainties inherent in any forward-looking statements, our actual future results could differ from those anticipated. Finally, the information contained herein takes into account any significant event that occurred on or before February 14, 2025, the date of approval of this Annual Report by the Board of Directors.

Overview

Our net income totalled $2,663 million in 2024, at the top of the target range for the year, which forecast income of between $2.2 billion and $2.7 billion. This performance was achieved despite persistently low runoff and mild temperatures in Québec throughout the year, and represents a decrease of $625 million compared to the $3,288 million recorded a year earlier.

The decrease in net income is mainly due to a $866-million decline in electricity sales on markets outside Québec, attributable to a drop in export volume and the impact of our hedging strategy, which was less favourable than in 2023. In addition, operational expenditure increased by $477 million, due partly to the negative effect of the reassessment of the future costs of decommissioning Gentilly-2 nuclear facility and the growth in activities associated with the priorities of the Action Plan 2035. Furthermore, electricity purchases rose by $280 million due to an increase in external supply volume given the prudent management of water resources. However, the combined effect of these factors was partially offset by a $564-million increase in electricity sales in Québec.

The dividend payable to the Québec government, our sole shareholder, amounts to $2.0 billion.

A prolonged period of low runoff

The results for 2024 continue to be set against a backdrop of low runoff conditions that have persisted since last year. It should be recalled that scant snow cover in late winter 2022–2023, lower-than-usual spring runoff and modest summer and fall precipitation in northern Québec had reduced natural water inflows to our large reservoirs in the second half of 2023. In 2024, the trend continued, with summer and fall precipitation below normal levels. As a result, we continued to take a prudent approach to managing our energy reserves and therefore limited our exports to ensure optimum use of water resources, resulting in a decline in electricity sales on external markets. These reached 15.1 TWh, a decrease of 7.9 TWh compared to 2023. However, this situation had no impact on Québec’s energy supply or our long-term commitments with neighbouring markets.

A hedging strategy for sales outside Québec that continues to bear fruit

We continued to benefit from the deployment of our risk management strategy, implemented to reduce price volatility on energy markets through the use of derivative financial instruments. Although the impact of the hedging strategy was positive in 2024, it was less marked than in 2023. Last year, implementing this strategy had in fact enabled us to benefit from the high forward prices in 2022 arising from the global geopolitical situation, which had a very positive impact on revenue in 2023.

	2024	2023

Average price obtained[a]	9.9¢/kWh	10.3¢/kWh
Average market price	7.0¢/kWh	5.2¢/kWh
a)	For all markets outside Québec, including hedging effect.

Average temperatures in Québec milder than last year

In 2024, temperatures across Québec were milder overall than the previous year; in fact, Québec had its warmest year ever recorded for the province as a whole.

In particular, the first quarter was the mildest in 10 years, while in southern Québec, fall was the warmest on record. Since these are the quarters in which we generate most of our electricity sales, any rise or fall in temperatures during these periods has a direct effect on sales volume. The milder temperatures observed in 2024 resulted in a 3.9-TWh reduction in sales in Québec compared to normal temperatures.

Electricity demand continually increasing in Québec

In Québec, normalized electricity sales, i.e., excluding the temperature effect, rose for the sixth consecutive year, totalling 181.1 TWh—a historic high—due in particular to the increase in the number of customer accounts, primarily in the residential segment, as well as in the commercial, institutional and small industrial segment. As a result, the volume of normalized electricity sales in Québec has increased by nearly 10 TWh since 2020. In the 2024 progress report on the Electricity Supply Plan filed with the Energy Board, we stated that we anticipate increase in demand in all major consumption segments in the coming years, i.e., an increase of approximately 60 TWh from 2022–2035, given the growing number of initiatives aimed at decarbonizing Québec.

As a result, total sales volume, which takes into account the temperature effect and customer demand throughout the province, totalled 177.2 TWh in 2024, virtually unchanged from the previous year.

Strategic initiatives to achieve the priorities of the Action Plan 2035 – Towards a Decarbonized and Prosperous Québec

A long-awaited agreement in principle

In December, the governments of Québec and Newfoundland and Labrador reached a non-binding agreement in principle to renew the contract for the Churchill Falls hydroelectric generating station. This agreement, which contemplates adding capacity to the Churchill Falls generating station and the construction of two new generating stations, would give Québec access to 7,200 MW of renewable energy for the next 50 years at a lower cost than any other option in North America. It also intends to maintain affordable rates for Québec residents and businesses, while pursuing transparent collaboration with Indigenous communities.

A strategy with momentum

Under our Wind Power Development Strategy announced in May, we have entered into partnerships with First Nations and local communities to develop the Chamouchouane and Nutinamu-Chauvin zones in the Saguenay–Lac-Saint-Jean region, and the Wocawson zone in the Bas-Saint-Laurent region. The projects in these three zones, with potential capacities of 3,000 MW, 1,000 MW and 1,000 MW respectively, will add to the 1,200-MW Des Neiges wind farms currently under construction in the Capitale-Nationale region. Together, these projects and those resulting from calls for tenders will play a major role in achieving our goal of adding 10,000 MW of wind power capacity by 2035.

Improving service quality, a corporate priority

In line with the objectives set out in the Action Plan 2035, we have continued to allocate increasing sums to servicing and maintaining the electrical system, including in connection with the digital transformation of our activities, in an effort to optimize our processes and improve service quality. Among other things, we stepped up vegetation control around power lines by carrying out selective clearing, brush clearing, pruning and cutting down of at-risk trees near facilities. This enabled the clearing of more than 20,000 kilometres of power lines in 2024, which meets the clearance rate needed to lower the impact of vegetation growing close to the grid. The purpose of this work is to reduce the number of service interruptions caused by vegetation coming into contact with network equipment, particularly during major weather events. All these efforts, while putting upward pressure on operational expenditure, helped reduce the average number of outage minutes per customer by more than 50% compared to last year. It is important to note that in 2024, the annual average service interruption duration per customer is 20% lower than the average duration for the 2019–2023 period.

Significant increase in investments in the equipment fleet

Also in accordance with the priorities set out in the Action Plan 2035, we have increased the funds allocated to investments in capital assets. This represents an increase of $1.1 billion over the previous year, to $6.0 billion for all of 2024. This growth of over 20% reflects our resolve to invest steadily in our generating, transmission and distribution facilities in order to offer customers reliable, high-quality service.

A large part of this amount, or $3.6 billion, was invested in large-scale projects aimed at ensuring the long-term operability of our assets, in particular to enhance grid robustness, modernize it and replace end-of-life equipment.

In addition, $2.4 billion was allocated to development projects to increase generation capacity, handle the growing customer base in Québec, or increase the energy exchange capacity with neighbouring markets. Ongoing projects include the construction of the Hertel–New York interconnection line, to connect with the Champlain Hudson Power Express line to deliver electricity right into New York City, as well as the deployment of a transmission line in the Chaudière-Appalaches and Estrie regions, as part of a larger project to build a new 1,200-MW interconnection between Québec and New England.

A major contribution to the Québec economy, year after year

Our contribution to the Québec government’s revenue for 2024 amounts to $4.0 billion. In particular, this includes our net income of $2.7 billion, water-power royalties, the public utilities tax, and guarantee fees related to debt securities.

Consolidated Results

Net income

Our net income totalled $2,663 million in 2024, a $625-million decrease compared to the $3,288 million recorded in 2023, in a context where the average price obtained on external markets had reached record levels due to the impact of the hedging strategy, which had a favourable effect on financial results. In 2024, mild temperatures in Québec and below-normal natural water inflows for the second year in a row contributed significantly to the decline in net income.

Revenue

Revenue totalled $16,113 million, compared to $16,086 million a year earlier. Electricity sales amounted to $15,578 million, or $302 million less than the $15,880 million recorded the previous year. This decline is attributable to a $866-million decrease in electricity sales on markets outside Québec, partially offset by a $564-million increase in sales in Québec. Other revenue from ordinary activities and revenue from other activities amounted to $535 million, an increase of $329 million compared to the $206 million recorded in 2023.

Revenue from ordinary activities

Electricity sales in Québec

Electricity sales in Québec amounted to 177.2 TWh, virtually identical to the 177.3 TWh recorded in 2023. Nonetheless, associated revenue rose by $564 million due to the combined effect of four main factors.

First, temperatures had a negative effect of 1.2 TWh or $107 million compared to the previous year. Overall, temperatures across Québec in 2024 were the warmest on record. For almost 90% of the days in the winter of 2023–2024, temperatures were above climate normals. The impact on electricity sales in Québec was most pronounced in the first quarter, resulting in a decrease of 1.5 TWh or $135 million. In particular, temperatures in February were on average 4°C higher than the previous year. As heating accounts for the vast majority of electricity consumption during the winter months, any rise in temperatures during this period has an unfavourable impact on the volume of electricity sales and related revenue. Conversely, temperatures in the fourth quarter were slightly colder than last year, resulting in a 0.4 TWh or $40 million increase in sales in Québec.

Second, baseload demand, including the impact of an additional day of sales on February 29 (2024 being a leap year), rose by 1.1 TWh or $118 million, mainly due to increased energy needs in the residential segment and in the commercial, institutional and small industrial segment, where demographic change led to growth in the number of customer accounts. However, this growth was mitigated by a slight downturn in demand in several business segments in the large industrial customer category.

Third, the rate indexations that came into effect on April 1, 2023 and 2024, resulted in a $508-million increase in revenue. In accordance with the provisions of An Act mainly to cap the indexation rate for Hydro-Québec domestic distribution rate prices and to further regulate the obligation to distribute electricity, the indexation rate for domestic rates, i.e., those that apply to residential and farm customers, was capped at 3%, while rates for business customers rose by 5.1%, with the exception of the large-power industrial rate (Rate L), which increased by 3.3%.

Fourth, the increase in aluminum prices, which have an effect on revenue from some special contracts, led to a $53-million increase in revenue from electricity sales in Québec.

ELECTRICITY SALES IN QUÉBEC BY SEGMENT

	$	$		$		$	$		$

	Sales volume					Revenue

	2024	2024–2023 change				2024	2024–2023 change

Segment	TWh	TWh		%		$M	$M		%

Residential	68.2		0.1		0.1	6,035		183		3.1

Commercial, institutional and small industrial	48.2		0.6		1.3	4,697		291		6.6

Large industrial	54.4		(0.7)		(1.3)	2,939		87		3.1

Other	6.4		(0.1)		(1.5)	408		3		0.7

Total	177.2		(0.1)		(0.1)	14,079		564		4.2

FACTORS UNDERLYING THE 2024–2023 CHANGE IN SALES BY SEGMENT

	$		$		$		$		$	$	$	$	$

	Volume effects									Price effects			Total

	Baseload demand				Temperatures				Total	Rate adjustments	Other	Total
Segment	TWh		$M		TWh		$M		$M	$M	$M	$M	$M

Residential		1.1		93		(1.0)		(92)	1	184	(2)	182	183

Commercial, institutional and small industrial		0.7		62		(0.1)		(14)	48	248	(5)	243	291

Large industrial		(0.7)		(35)		–		–	(35)	54	68	122	87

Other		–		(2)		(0.1)		(1)	(3)	22	(16)	6	3

Total		1.1		118		(1.2)		(107)	11	508	45	553	564

Electricity sales outside Québec

Revenue from electricity sales in markets outside Québec stood at $1,499 million in 2024, a $866-million decrease from the $2,365 million recorded in 2023. This decline is due to two main factors. First, sales volumes fell by 7.9 TWh to 15.1 TWh for the year as a whole, in the context of the low runoff levels that have persisted for several months. As a result of substantially lower-than-normal natural water inflows in the major hydroelectric reservoirs of northern Québec, we limited our exports during the year, in an effort to prudently and proactively manage our large reservoirs. Second, the impact of the hedging strategy implemented to reduce price volatility on energy markets was less favourable in 2024 than in 2023, resulting in a drop in sales revenue on markets outside Québec. Last year, this strategy enabled us to benefit from the high forward prices in 2022 arising from the global geopolitical situation, which had a very positive impact on revenue in the comparative period.

BREAKDOWN OF SALES OUTSIDE QUÉBEC IN 2024 BY MARKET (TWh)

Market	%

New England	42

New Brunswick	39

Ontario	12

New York	7

Other revenue from ordinary activities

Other revenue from ordinary activities amounted to $349 million, compared to $287 million in 2023. This $62-million increase is due in part to higher sales of renewable energy certificates to third parties. These certificates provide proof of exclusive ownership, granted to a third party by us, of the environmental attributes associated with the use of 100% renewable energy.

Revenue from other activities

Revenue from other activities increased by $267 million compared to the previous year. This change is due to the recognition, in 2023, of a non-recurring negative adjustment of $284 million in the share of the results of our investment in Innergex énergie renouvelable inc. This adjustment was made following a comparison of the carrying value of the investment with its fair value.

Expenditure

Total expenditure reached $10,990 million in 2024, compared to $10,394 million a year earlier.

Operational expenditure

Operational expenditure amounted to $4,609 million, or $477 million more than the $4,132 million recorded in 2023, the result of several factors.

On one hand, the increase is due in part to the reassessment of certain assumptions, in particular the higher estimated dismantling costs related to decommissioning obligations for the Gentilly-2 nuclear facilities. In accordance with the terms and conditions of the decommissioning licence issued by the Canadian Nuclear Safety Commission, we are required to conduct a review of all costs associated with the dismantling of the facilities of this generating station on a five-year basis. These reassessments resulted in a negative variance of $146 million compared to the previous year. On the other hand, the residual negative variance of $331 million can also be explained by a number of other factors, including the expansion of activities to improve service quality and reliability, in accordance with the priorities set out in our Action Plan 2035. These activities include servicing and maintenance activities for the electrical system, vegetation control and expenditure related to digital services to meet our increased business needs and support our technological evolution. Lastly, the higher operational expenditure is also due to the increase in the current service cost of employee future benefit plans. The cost increased following the decrease, in late 2023, in long-term interest rates on capital markets, which determine the discount rates. This decrease in interest rates led to an increase in the present value of services rendered.

Other components of employee future benefit cost

In the line item Other components of employee future benefit cost, a credit amount of $773 million was recognized in 2024, compared to $689 million the previous year. This variance is due to the increase in the expected rate of return on assets and the growth in the value of the Pension Plan’s assets as at December 31, 2023, which had a positive impact on the amounts recognized under this item in 2024.

Electricity purchases

Electricity purchases totalled $2,925 million, an increase of $280 million compared to the $2,645 million recognized in 2023. This difference is mainly due to the increase in external supply volume as part of the prudent management of energy reserves. In particular, electricity export purchases increased by 5.7 TWh, notably due to natural water inflows well below normal in Québec for a second year in a row. The higher electricity purchases are also due to an increase in wind power supplies mainly because of higher output from contracted facilities. The output of these facilities varies based on weather conditions.

Depreciation and amortization

Depreciation and amortization expense amounted to $3,019 million, compared to $3,089 million a year earlier. This $70-million decrease is mainly attributable to the recognition, in 2023, of an expense related to our acquisition of Great River Hydro. At the end of 2023, following the rise in interest rates since the acquisition date, we compared the total carrying amount of the net assets acquired with their aggregate fair value. As the fair value was found to be lower than the recorded carrying value of the net assets, a non-recurring charge of $140 million was recorded. However, this positive variance was mitigated by a $73-million increase in depreciation of property, plant and equipment and intangible assets due to the impact of new asset commissioning in 2023 and 2024, net of assets that were fully amortized during those years.

Taxes

Taxes were $1,210 million, comparable to the $1,217 million recognized in 2023. The decrease in water-power royalties resulting from lower output volumes was partially offset by the indexation of the applicable rate.

Financial expenses

Financial expenses stood at $2,460 million in 2024, a $56-million increase compared to the $2,404 million recorded the previous year. The $150-million increase in net interest on long-term debt resulting from net debt issues was partially offset by a $69-million rise in net investment income attributable to a higher average cash volume than in 2023.

KEY FIGURES

	2024	2023

OPERATIONS AND DIVIDEND ($M)

Revenue	16,113	16,086

Income before financial expenses	5,123	5,692

Net income	2,663	3,288

Dividend	1,997	2,466

BALANCE SHEETS ($M)

Total assets	99,709	92,668

Property, plant and equipment and intangible assets	80,055	76,185

Long-term debt, including current portion	60,359	55,155

Equity	28,707	27,527

FINANCIAL RATIOS

Return on equity (%)[a]	9.6	12.2

Capitalization (%)[b]	32.7	33.7

Profit margin (%)[c]	16.5	20.4

Interest coverage[d]	2.03	2.36

Self-financing (%)[e]	37.1	47.5

a)

Net income divided by average equity for the year less average accumulated other comprehensive income for the year. The decrease in this ratio compared to 2023 is mainly attributable to the decline in net income.

b)	Equity divided by the sum of equity, long-term debt, current portion of long-term debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

c)	Net income divided by revenue. The decrease in this ratio compared to 2023 is mainly attributable to the decline in net income.

d)

Sum of income before financial expenses and net investment income divided by net interest on long-term debt. The decrease in this ratio compared to 2023 is mainly due to lower income before financial expenses.

e)

Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities—excluding acquisitions and disposals of short-term investments and acquisition of sinking fund securities—and repayment of long-term debt. The decrease in this ratio compared to 2023 is mainly attributable to a $2.0-billion decrease in cash flow from operating activities, the impact of which was mitigated by a lower dividend payout.

Note: Some of the prior year’s data have been reclassified to conform to the presentation adopted in the current year.

Cash and Capital Management

Operating activities

Cash flows from operating activities amounted to $5.2 billion in 2024, compared to $7.2 billion in 2023. The $2.0-billion decrease was mainly due to a $1.0-billion decline in change in non-cash working capital items, as well as a $0.6-billion drop in net income compared to last year. The cash flows were used in particular to pay the dividend for 2023 and to finance a portion of the investment program, among other things.

Investing activities

In 2024, we invested $6.0 billion in property, plant and equipment and intangible assets, compared to $4.9 billion in 2023. This growth of over 20% is due to our resolve to invest steadily in our generating, transmission and distribution facilities in order to offer customers reliable, high-quality service, one of the priorities in the Action Plan 2035.

More than 60% of the amount invested in 2024 was allocated to large-scale asset sustainment initiatives, and 40% to major development projects. It should be noted that sustainment investments have increased in recent years. In fact, funds allocated to sustainment in 2024 have increased by nearly two-thirds compared to five years ago.

As a result, we allocated $3.6 billion to asset sustainment. In particular, we continued to invest in our generating facilities to ensure their long-term operability and maximize their output. Work is underway at the Rapide-Blanc and Carillon generating stations in the Mauricie and Laurentides regions respectively, and at the Bersimis-2 development in the Côte-Nord region. Regarding power transmission, we continued the installation of two new converter units at Châteauguay substation in the Montérégie region, as well as modernizing equipment and systems, including the replacement of grid control systems, special protection systems and substation protections and controls, and pursued activities related to the architecture development plan for the 315-kV system on the island of Montréal. At the same time, we carried out work to optimize the operation of the distribution system and to maintain and improve the quality of our distribution assets.

Investments in development projects totalled $2.4 billion. In particular, significant funds were allocated to various projects to handle the growing customer base in Québec and increase output capacity. For example, work is underway at Outardes-2 generating station, in the Côte-Nord region, to increase its capacity. Other ongoing projects include the construction of the Hertel–New York interconnection line, to connect with the Champlain Hudson Power Express line, which is expected to make it possible to supply New York City with electricity, as well as the deployment of a 320-kV direct-current line in the Chaudière-Appalaches and Estrie regions, as part of a larger project to build a new 1,200-MW interconnection between Québec and New England.

We are also continuing our transportation electrification efforts with ongoing investments in our public charging network, the Electric Circuit, and the modernization of our vehicle fleet.

Financing activities

During the year, we carried out a number of fixed-rate issues on the Canadian capital market: an issue of medium-term notes maturing in 2029, for an amount of $0.6 billion, at an average cost of 3.96%, and bond issues maturing in 2063 and 2065 for an amount of $5.2 billion, at an average cost of 4.29%.

The funds raised, in the total amount of $5.8 billion, were partly used to support a portion of the investment program and to repay maturing debt.

SOURCES OF FINANCING

Type of financing	Amount authorized by the Board of Directors	Market	Outstanding as at December 31, 2024

Operating credit lines	C$ or US$1,000 million[a]		C$4.6 million

Credit facility[b]	US$2,000 million[c]		–

Commercial paper[b]	US$5,000 million or equivalent in C$	United States or Canada	–

Medium-term notes[b]	US$3,000 million or equivalent in other currencies	United States	US$177 million[d]

	C$20,000 million or equivalent in US$	Canada	C$14,695 million[d]

a)

Of this amount, available balances of US$259 million, C$2 million and $451 million in Canadian or U.S. dollars are covered by operating credit line agreements with the financial institutions concerned.

b)	Guaranteed by the Québec government.

c)	Including a US$750-million swing loan.

d)	Net proceeds from the issuance of medium-term notes.

Dividend and capitalization rate

The dividend payable to the Québec government for 2024 is $1,997 million. The capitalization rate was 32.7% as at December 31, 2024.

Under the Hydro-Québec Act (CQLR, c. H-5), the dividend cannot exceed 75% of net income. Moreover, the Québec government may not declare, in respect of a given year, a dividend in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year.

Regulatory Framework

The Act respecting the Régie de l’énergie (CQLR, c. R-6.01) grants the Energy Board exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed in Québec. Our electricity transmission and distribution activities are therefore regulated.

Power transmission

In our role as provider of power transmission services in Québec, we operate and develop one of the most extensive power transmission systems in North America. We market system capacity and manage power flows throughout Québec, offering non-discriminatory access to our system to all market players in compliance with applicable regulatory requirements.

Rate case

In August 2024, as part of our power transmission activities, we filed a rate application for the years 2023, 2024 and 2025 with the Energy Board. This application seeks the approval of revenue requirements and the setting of rates for transmission services. The Energy Board’s decision regarding this application is expected in the first quarter of 2025 (see Energy Board decision in “Regulatory Framework – Transmission activities”).

Electricity distribution

In our role as power distributor in Québec, we have the mandate to provide electricity to the Québec market and to deliver reliable power and quality services to our customers with a view to efficiency and sustainable development. In this context, we also promote energy efficiency.

Rate-setting

Since 2019, the Act respecting the Régie de l’énergie has provided that rates are to be set or modified by the Energy Board every five years commencing on April 1, 2025, and that, in the interim, they are to be adjusted each year based on the annual change as at September 30 in the average Québec Consumer Price Index, excluding alcoholic beverages, tobacco products and recreational cannabis (average CPI). However, it authorizes us to apply to the Energy Board, before the deadline, to modify our distribution rates if they do not allow for recovery of the cost of service. In February 2023, the National Assembly of Québec passed An Act mainly to cap the indexation rate for Hydro-Québec domestic distribution rate prices and to further regulate the obligation to distribute electricity (the “Act”). Among other things, the Act stipulates that the indexation rate for residential (domestic) electricity rates will be based on the lesser of the average CPI and the top rate of the Bank of Canada’s inflation-control range.

On April 1, 2024, the increase in residential rates was thus limited to 3% in accordance with the Act. The business customer rates were indexed at a rate of 5.1%, which is equal to the average CPI between September 30, 2022, and September 30, 2023. Rate L was increased by 3.3%.

Residential rates were increased by 3% for the rate year ended March 31, 2024. Business rates were indexed at 6.5%, while Rate L was indexed at 4.2%.

In August 2024, a rate application was filed with the Energy Board for the rates that will apply as of April 1, 2025. The increases requested are 3% for residential rates, 3.9% for business rates and 3.3% for Rate L. The Energy Board’s decision on this application is expected in the first quarter of 2025 (see Energy Board decision in “Distribution Activities – Electricity Rates”).

Year after year, our electricity rates continue to be among the most affordable anywhere in North America.

Supplying electricity to the Québec market

In our role as power distributor, we rely on several sources to supply the Québec market, mainly the heritage pool of 165 TWh. We also issue short- and long-term calls for tenders to meet the needs that are not covered by the heritage pool.

For short-term needs, we may also buy electricity directly on the market, without tendering, under an authorization granted by the Energy Board. For unexpected needs that cannot be otherwise met, we rely on a framework agreement covering the period from January 1, 2023, to December 31, 2025. The Energy Board approved the renewal of this agreement in December 2022.

In November 2024, we filed the 2024 Progress Report on the Electricity Supply Plan 2023–2032 with the Energy Board, which constitutes the second follow-up since the Plan was filed. This report provides an updated demand forecast for the Québec market, which includes our increased efforts and ambitious energy efficiency targets set out in the Action Plan 2035, and also outlines the events that have influenced supply planning as well as the measures taken since the first progress report filed in November 2023. To achieve our energy efficiency objectives, we rely on an integrated offer based on raising awareness among customers and helping them make lasting changes in the way they use electricity, as well as on a financial assistance program that encourages the implementation of energy efficiency measures. To help reduce consumption during peak demand periods, we are also planning measures to facilitate the participation and curtailment efforts of customers who have enrolled in the Demand Response Option.

Finally, in July 2021, we entered into a partnership agreement with Énergir to reduce greenhouse gas emissions associated with heating residential, commercial and institutional buildings. The agreement seeks to implement a dual-energy solution combining electricity and natural gas in keeping with the 2030 Plan for a Green Economy, which establishes the Québec government’s electrification and climate change policy framework. Under this agreement, we pay Énergir an annual contribution based on actual volumes of natural gas converted to electricity. The launch of the dual-energy offer for residential customers took place in June 2022, and the offer for commercial and institutional customers was launched in November 2023. In January 2024, a similar agreement was signed with Enbridge Gaz Québec. The offer is expected to be launched in the first quarter of 2025 (see “Distribution Activities – Long-Term Contracts Awarded”).

Legislative amendments under study

In June 2024, the bill titled An Act to ensure the responsible governance of energy resources and to amend various legislative provisions, which aims to adapt the regulation of the energy sector with a view, in particular, to achieving the government’s objectives in terms of energy transition and decarbonization of the economy, was tabled in the National Assembly of Québec. Among other provisions, this bill calls for major changes for us, including implementing an integrated energy resource management plan (IERMP), a focus on greater agility in the deployment of new generating facilities, such as the large-scale wind farms targeted by our Wind Power Development Strategy, and the facilitation of partnerships with First Nations, Inuit and municipalities for major projects.

Specifically with regard to electricity rates, the bill calls for shortening the rate review cycle from five to three years, allowing us to propose new rates or change existing ones between rate reviews, developing a concept for allocating rate adjustments in order to smooth rate increases, and introducing innovative rate practices that promote greater awareness of responsible consumption habits.

The bill is currently following the various stages of the parliamentary process in the National Assembly of Québec.

Organizational Structure

The following three groups constitute the pillars that allow us to carry out our mission and create value for our customers:

●	Groupe – Exploitation et infrastructures (Operations and Infrastructure Group)

●	Groupe – Activités commerciales et relations clientèle (Commercial Activities and Customer Experience Group)

●	Groupe – Stratégie et finances (Strategy and Finance Group)

The Groupe – Exploitation et infrastructures (Operations and Infrastructure Group) is responsible for optimal infrastructure asset management as well as the design and development of the energy system in order to provide quality electricity service to meet the needs of customers. In the current context of growing demand, the Groupe is tasked with designing and developing an energy system integrating new technologies making it possible to welcome other sources of renewable energy. In addition, the Groupe oversees operations and system control, company asset management and also provides required expertise. It carries out construction and refurbishment projects, and is responsible for facility operations and maintenance work. With reliability a top priority for us, the Groupe is also in charge of implementing interventions and core initiatives at the appropriate time, in particular the vegetation control program, which is among the most beneficial measures. Additionally, in support of activities related to the energy system, the Groupe ensures the implementation of efficient environmental measures and company-wide safe and healthy work environments. Lastly, it is tasked with the management and development of property assets, the vehicle fleet as well as activities related to air transportation.

The mandate of the Groupe – Activités commerciales et relations clientèle (Commercial Activities and Customer Experience Group) is to forecast Québec’s electricity needs in the context of the energy transition and to manage energy supplies, including by leveraging agreements with partners. It is also responsible for commercial relationships within Québec and beyond. In addition, it aims to provide each customer with an optimal experience, and oversees the development of products and services for the customer base in Québec, particularly in terms of demand response—specifically Hilo and dynamic pricing—as well as rate options, energy efficiency programs and the Electric Circuit. It conducts these activities with a view to striking a balance between supply and demand at the lowest possible cost, while maximizing our contribution to achieving the Québec government’s decarbonization and economic development objectives. It is also responsible for positioning our citizen brand and developing a strong corporate image, in particular to attract talented people and motivate employees, as well as to instill a sense of pride and belonging within our organization.

The mandate of the Groupe – Stratégie et finances (Strategy and Finance Group) is to carry out energy and strategic planning, allocate resources, and oversee financial and risk management. In concrete terms, the Groupe is responsible for the development of the wind power sector (from overall planning to project implementation), strategic procurement and contract management, energy transactions, and commercialization strategies to promote the clean, renewable energy produced by us. It forecasts energy needs and prepares energy balances over the long term. It develops business strategies and conducts strategic R&D projects, in addition to carrying out development activities and entering into partnerships as part of various projects. It also oversees all financial activities, in particular accounting activities, transactional processes, financial planning, financing activities, cash management and financial risk management as well as our control activities. Lastly, it also aims to maximize the return on the Pension Plan, based on a level of risk deemed acceptable.

As part of their activities, these three groups are supported by the Groupe – Affaires corporatives, juridiques et réglementaires et gouvernance (Corporate, Legal and Regulatory Affairs and Governance), Groupe – Affaires publiques, relations externes et communications (Public Affairs, External Relations and Communications), Groupe – Talents et développement organisationnel, Groupe – Technologies numériques (Talent and Organizational Development) and Groupe – Audit interne (Internal Audit).

Integrated Risk Management

For many years, we have applied an integrated risk management process as part of our ongoing activities. This process is supported by various control, communication and assessment mechanisms intended to ensure dynamic monitoring of risk developments.

All our groups have a role to play. As part of their activities, they manage the risks to which they are exposed and reassess them on a regular basis, daily in some cases, using the tools developed by the Groupe – Stratégie et finances, among other things. This approach makes it possible to create an enterprise risk portfolio during the annual planning process. The portfolio is presented to the Board of Directors with the Business Plan, which includes a sensitivity analysis indicating the impact of certain risks on our capacity to attain our net income target.

Financial risks

In the course of our operations, we carry out transactions that expose us to certain financial risks, such as market, liquidity and credit risk. The adoption of strategies that include the use of derivative instruments and systematic monitoring considerably reduces exposure to such risks and their impact on our results.

To manage market and credit risks, a team of specialists that is independent from the teams carrying out the transactions constantly monitors a number of indicators related to financial and energy transactions, recommends strategies and applies controls aimed at reducing risk.

Market risk

Our results are subject to three main types of market risk: currency risk, interest rate risk and risk associated with energy and aluminum prices. Fluctuations in the Canadian dollar’s exchange rate relative to the U.S. dollar affect revenue from sales denominated in U.S. dollars as well as the cost of U.S. dollar–denominated debt. Interest rate fluctuations affect financial expenses and pension costs. Lastly, energy price fluctuations affect revenue from wholesale markets, while aluminum price fluctuations have an impact on revenue from special contracts with certain large industrial customers in Québec.

We mainly use derivative financial instruments to manage our market risks. The purpose of this management approach is to limit the impact of risk on our results, according to strategies and criteria that are established based on our risk tolerance. In addition, market risk over the medium and long term is mitigated by the offsetting effect between the impact of a general increase or decrease in interest rates on financial expenses, on one hand, and the impact of such an increase or decrease on pension costs, on the other.

Our pension costs are also subject to the risk of fluctuation in the fair value of investments held in the Pension Fund portfolio. To manage this risk, we rely on asset diversification and on investment management strategies that include the use of derivatives.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with its financial liabilities. This type of risk may arise from difficulties accessing sources of financing to carry out its investment program.

Our liquidity risk is mitigated by several factors, including substantial cash flows from operating activities, access to a preauthorized standby credit facility and a diversified portfolio of highly liquid financial instruments.

Credit risk

Credit risk is the risk that a counterparty may not meet its contractual obligations.

We are exposed to credit risk related to receivables through ongoing electricity sales both inside and outside Québec.

We are also exposed to credit risk related to the cash equivalents, short-term investments and derivative instruments we trade with financial institutions and other issuers and, to a lesser extent, with North American energy companies. These derivative instruments are associated with power purchase agreements we conclude to supply the Québec market and with energy transactions on markets outside Québec.

Exposure to credit risk is reduced by putting in place frameworks and limits related to risk concentration and counterparty exposure. To promote compliance with such limits and frameworks, we take a proactive approach based on various controls and monitoring reports. These are intended to enable us to react quickly to any event that could have an impact on the financial position of our counterparties. In addition, we generally do business with counterparties that have a high credit rating. We also enter into agreements to keep the market value of the main derivative instrument portfolios below a predetermined threshold.

Regulatory risks

We are exposed to regulatory risks because, under the Act respecting the Régie de l’énergie, our electricity transmission and distribution operations are regulated. The decisions handed down by the Energy Board may therefore affect the results associated with these activities. In particular, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service and provides a reasonable return on the rate base.

However, An Act to simplify the process for establishing electricity distribution rates, which came into force in 2019, put an end to the regulatory practice whereby any variance between the actual amounts of certain items, in particular revenue variances related to weather conditions and variances related to the cost of electricity supplies, and the amounts forecast in the rate filings, which were based on climate normals and recognized by the Energy Board for rate-setting purposes, could later be factored into the rates. As a result, we are now exposed to the risks associated with these items, which were formerly covered by variance and deferral accounts. Since 2021, however, these risks have been partially offset by the annual indexation of the distribution rates.

Various means have been put in place in an attempt to reduce the impact of risk on the revenue and expenditure related to regulated activities. These measures include submitting complete and well-argued files to the Energy Board and maintaining a constructive dialogue with the Energy Board and the intervenors, particularly during working sessions.

Operational risks

Managing an electric power system like ours poses many technical challenges associated with the aging of the equipment, technological progress and changing customer needs, particularly in the context of the energy transition. We must make informed decisions to plan our short- and long-term investments.

Generation activities

One of the principal uncertainties related to generation activities relates to natural water inflows. We must maintain sufficient energy reserves to meet our commitment to supply an annual base volume of up to 165 TWh of heritage pool electricity while still fulfilling our contractual obligations. In concrete terms, this means being able to cover a natural inflow deficit of 64 TWh over two consecutive years, and 98 TWh over four consecutive years. To manage this risk, we rely on several mitigation measures. We manage our reservoir storage on a multiyear basis and maintain an adequate margin between commitments and generating capacity. This margin is intended to compensate for variations in runoff, replenish our reserves or take advantage of business opportunities. We regularly report to the Energy Board on our generating capacity and our energy reserve.

Moreover, we operate many generating stations and control structures in southern Québec, particularly on the Rivière Saint-Maurice, the Rivière des Outaouais (Ottawa River) and the Fleuve Saint-Laurent (St. Lawrence River), along which a number of urban centres and other agglomerations are located. These rivers experience major spring flooding. To reduce the impact of flooding on communities, we plan ahead and manage our facilities in such a way as to maximize public safety, by carrying out rigorous monitoring and by working closely with the authorities. For example, various reservoirs are used to limit the risk of flooding. We also hold numerous information sessions each year to educate the public about the key role that our reservoirs and control structures play in managing floods.

Temperature variations, low runoff and the difference between actual demand on the Québec market and projections represent other elements of risk, as these factors impact energy sales in Québec and the volume available for export.

Transmission activities

Several factors, such as extreme weather events and equipment failure, may cause service interruptions or result in the unavailability of part of the transmission system. The multifaceted strategy adopted by us to prevent these problems includes compliance with the standards of the North American Electric Reliability Corporation (NERC) as well as various measures to maintain and reinforce our power system in order to ensure that assets continue to operate smoothly throughout their useful lives. It is worth noting in this regard that the Direction principale – Contrôle des mouvements d’énergie et exploitation des réseaux of the Groupe – Exploitation et infrastructures serves as the Reliability Coordinator for transmission systems in Québec, a role it was assigned by the Energy Board in 2007.

We must ensure adequate transmission capacity to supply our distribution system and the facilities of other customers, as well as transmission system security and reliability. To do so, we apply optimal management of the annual peak load and invest in modernizing our transmission facilities based on an asset management model. We have also undertaken major projects to replace the grid control systems, special protection systems and substation protections and controls.

Distribution activities

The continuity of the electricity distribution service is a critical issue for us. However, as climate change becomes apparent around the world, it is also having a very real impact on our power grid and on the daily activities of our customers due to the power outages that come with it, among other things. That is why we are planning to increase investments in our power grid to offer reliable, high-quality service at an affordable price.

We deal at all times with demand fluctuations (in normal weather conditions) that result from the economic and energy-related situation and that impact our results. Since An Act to simplify the process for establishing electricity distribution rates came into force, we have also been exposed to risks associated with weather conditions, namely revenue variances related to temperature fluctuations and variances in electricity supply costs. To limit the impact of all these risks, we constantly fine-tune our method of forecasting electricity demand.

Export activities

In addition to runoff and temperature uncertainties, export activities on wholesale markets are subject to market risk and the risk of unavailability of generating and transmission equipment. Market risk is the result of fluctuations in energy prices on markets outside Québec. It is mitigated by the ongoing monitoring of trends on wholesale markets and the use of hedging derivatives. The risk of unavailability of equipment is mitigated through the implementation of maintenance and upgrade programs.

The risks related to export activities are quantified in an integrated fashion by a team of specialists that is independent from the team carrying out the transactions. This team sees to the application of controls, submits daily reports to the managers who oversee these activities and ensures compliance with the limits approved by Management and the Board of Directors.

Construction activities

Pressure on construction project costs is a risk to which we are constantly exposed. This pressure stems from such factors as a labour shortage due in part to the boom in Québec’s construction industry, the increase in prices for certain materials and products, as well as various factors affecting project schedules (issues such as late deliveries, poor quality and work stoppages).

To meet our commitments and continue to apply high safety and quality standards, we implemented a number of measures to reduce our exposure to risk. For instance, teams analyze health and safety risks and then develop integrated solutions to eliminate or mitigate these risks in the early stages of engineering. In addition, we closely monitor project schedules, costs, accidents and risks specific to each project or key deliverable, an approach that enables us to ensure that projects are progressing as planned and to take any necessary corrective action. We also maintain ongoing relations with the relevant organizations and government departments to stay abreast of future amendments to laws and regulations that could affect our activities. Finally, we monitor markets and develop strategies to foster competition, increase our attractiveness (as a customer), ensure the sustainability of supplies and maintain expertise in our markets. We also adjust our project completion strategies based on economic conditions, in consultation with our partners.

Corporate and other activities

Occupational health and safety

We continue to implement tools to improve our occupational health and safety (OHS) performance in order to protect all staff members and suppliers. In particular, our aim is for the prevention of health-related risks, including psychological risks, to be an integral part of health and safety activities. Despite all the measures taken, a staff member sadly died in 2024 as a result of electrocution, as did an employee of a contractor hired to carry out projects and activities. These tragic events are a reminder that hazards are pervasive, and that daily health and safety efforts are of paramount importance.

We continue to take concrete steps to control the main hazards in order to prevent potentially serious incidents, both in day-to-day operations and on construction projects. We rely on the leadership of our field crews, and continuously monitor the control of hazards through inspections and other prevention activities. We prioritize the principal identified hazards and have established clear, consistent requirements for these hazards, and support our suppliers to help them fulfill their OHS role. Given the high rate of workforce turnover, new worker orientation, qualification and support are a very high priority.

Health and safety performance indicators continue to be monitored in dashboards and performance reviews. As required, new indicators are measured, in line with the control of the principal hazards.

Safety of personnel and assets and protection of reputation and revenue

We are committed to ensuring the safety of all assets needed to carry out our mission, as well as that of our employees and the public, and to protecting our reputation and revenue.

To provide optimum protection, we foster a culture focused on safety, in order to increase public and employee awareness of good habits to secure assets and reduce electricity-related hazards (vegetation control, clearance standards from power lines, etc.). This culture also enables us to anticipate, evaluate, monitor and prevent risks and threats, as well as to implement adapted measures in line with best practices, and to respond effectively in the event of incidents and attempts that cause harm, damage or threat to individuals, assets, revenue or reputation in order to limit impacts, in compliance with legal, regulatory and contractual safety requirements.

In particular, we ensure that patrols are carried out on a daily basis to ensure effective surveillance. In addition, we secure our buildings and facilities in accordance with established standards, and maintain protective equipment and mechanisms. We also oversee the development and sustainability of technology security systems.

Concerning protection of reputation and revenue, we pay particular attention to electricity theft, fraud, intellectual property infringement and possible attacks on the grid. To counter these risks, we rely on a series of measures, including an analytical method for detecting electricity theft, the creation of a team dedicated to investigating collusion, corruption, fraud and economic integrity, the proactive verification of security risks, as well as continued active surveillance in collaboration with our partners. To mitigate the risk of damage to our reputation in relation to the establishment of a business relationship with an external company or partner, we carry out risk assessments and verifications when necessary.

Security of digital technologies

Cybersecurity is a key concern for us. To manage this issue, we rely on a multidisciplinary team that works closely with a network of external collaborators. These stakeholders analyze risks, protect the work environment, identify incidents and implement solutions.

The cybersecurity program that was developed and the measures taken are based on industry best practices and the recommendations of government security and intelligence agencies. We monitor the evolution of external threats, compare our situation with that of our peers, carry out incident simulations to improve our resilience and ensure compliance with applicable regulatory and legal frameworks. We regularly assess the mitigation measures in place and deploy new strategies based on changes in the business environment and emerging trends. Specifically, the current program is based on the following orientations:

●	increasing cybersecurity for operational technologies

●	strengthening the protection of information (including personal information)

●	integrating new capabilities using modern technological tools and data

●	improving the measurement and communication of cybersecurity risks

●	creating a cybersecurity culture at all levels

Lastly, the cybersecurity coordinator frequently reports on our main risks and actions to members of the Management Committee and the Board of Directors.

Growth in demand

In line with decarbonizing the economy, we are called on to play a central role in the electrification of Québec and intend to leverage our expertise in clean, renewable energy to contribute to the continuing reduction of the use of fossil fuels. The energy transition presents its own unique challenges, such as the tightening of energy and capacity balances, the increased investments required to meet the increase in demand and the need to use energy wisely. To this end, we are looking to our Action Plan 2035, which aims to reduce greenhouse gases, meet expected growth in electricity demand and offer customers a simpler, more reliable and more affordable service.

Environment

Every year, we review our identification of environmental risks and opportunities using our ISO 14001:2015-certified environmental management system. We thereby seek to better control the impact of our operations and projects on biophysical and human environments and to maximize the positive environmental spin-offs of our presence throughout Québec.

Climate change

The nature of our activities, namely the generation, transmission and distribution of hydroelectric power, means that we are exposed to the effects of climate change. An unforeseen extreme weather event that impacts the generation, transmission or distribution assets could significantly reduce the capacity to supply energy within and outside Québec, and could result in substantial increases in costs to replace damaged assets. In 2022, we released our first Climate Change Action Plan, which sets out measures to take into account the impact of climate change in the design and operation of facilities, to limit the impact of outages and to promote compliance with the highest standards of worker health and safety. These measures contribute to achieving the objectives of the Action Plan 2035, in particular to increase system reliability and further develop the network in light of climate change. In 2024, the focus was on developing the process for updating the Climate Change Action Plan.

Uncertainty relative to the imposition of tariffs by the United States of America

The United States of America is considering imposing tariffs on Canadian products if Canada does not meet certain conditions. In addition, the U.S. administration intends to apply tariffs on all steel and aluminum products imported from all countries, without exception, beginning in March 2025. We are closely monitoring the situation to assess potential impacts, such as supply chain disruption, as well as economic instability that could impact electricity demand and our future investments. If these tariffs come into effect, we intend to actively work to adapt our strategies to mitigate the impacts on our activities.

INDEPENDENT AUDITORS’ REPORT

To the Minister of Finance

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Hydro-Québec and its subsidiaries (the Group), which comprise the consolidated balance sheets as at December 31, 2024 and 2023, and the consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2024, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2024 and 2023, and its consolidated results of operations and its consolidated cash flows for each of the years in the three-year period ended December 31, 2024, in accordance with United States generally accepted accounting principles (U.S. GAAP).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matter	How our audit adressed the key audit matter

Capitalization of labour costs to property, plant and equipment

Description of the matter

As discussed in notes 1 and 9 to the consolidated financial statements, property, plant and equipment are carried at cost, which comprises the cost of materials and labour, other costs directly related to projects that meet capitalization criteria, as well as financial expenses capitalized during construction. Maintenance and repair costs are recognized in results when incurred.

Why the matter is a key audit matter

Given the magnitude and volume of capitalized self-build projects to which a number of employees are assigned, we made significant efforts in conducting our audit procedures regarding the Group’s determination of the portion of labour costs directly attributable to projects that meet the capitalization criteria. Accordingly, we identified the capitalization of labour costs to property, plant and equipment as a key audit matter.

Our audit procedures conducted to address this key audit matter included the following:

●  We obtained an understanding, evaluated the design and tested the operating effectiveness of key controls over the process for capitalizing labour costs to property, plant and equipment;

●  For a selection of hours capitalized in projects, we discussed with the managers responsible the hours capitalized and the nature of the project;

●  For a sample of capitalized labour costs, we compared the number of hours spent by an employee to the number of hours charged to this project in the approved time sheet;

●  For a selection of capitalized projects, we investigated certain variances between the actual capitalized costs and the approved budgeted costs by examining the supporting documents.

Key audit matter	How our audit adressed the key audit matter

Determining the projected benefit obligation of the pension plan

Description of the matter

As stated in notes 1 and 17 to the consolidated financial statements, projected benefit obligation of the pension plan amounted to $25,443 million as at December 31, 2024.

The projected pension obligation of the pension plan is calculated according to the projected benefit method prorated on years of service. The calculation is based on Management’s best estimates, including the following significant assumptions: discount rate, salary escalation, mortality rate and employee retirement age.

Why the matter is a key audit matter

Given the magnitude and sensitivity of the Group’s calculation of the pension plan’s projected benefit obligation to minor changes in certain significant assumptions, significant judgments on our part and specialized actuarial expertise and knowledge were required to assess the results of our audit procedures with respect to Management’s material assumptions. Accordingly, we identified the determination of the projected benefit obligation of the pension plan as a key audit matter.

Our audit procedures conducted to address this key audit matter included the following:

●  We compared a selection of data used by actuarial experts chosen by Management to the Group’s records.

●  We assessed the appropriateness of significant assumptions by assessing in particular:

-  The salary escalation rate compared with historical data and collective agreements;

-  Employee retirement age compared with historical data.

●  We involved our actuarial professionals with specialized skills and knowledge to help us assess:

-  The method used to determine the discount rate and its calculation, by comparing the discount rate with the published external rates;

-  The adjustments made by the Group to the published Canadian mortality table based on historical plan data;

-  Appropriateness of the Group’s actuarial model.

Other Information

Management is responsible for the other information. The other information comprises the information included in a document to be entitled Annual Report – Form 18-K, but does not include the consolidated financial statements and our auditors’ report thereon. The Annual Report – Form 18-K is expected to be made available to us after the date of this auditors’ report.

Our opinion on the consolidated financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the Annual Report – Form 18-K, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. GAAP, and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by Management.

●

Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern.

●

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (CQLR, c. V-5.01), we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

The engagement partners from KPMG LLP and from Ernst & Young LLP on the audit resulting in this independent auditors’ report are respectively [REDACTED] and [REDACTED].

On behalf of the Auditor General of Québec,

/s/ KPMG LLP[1]	/s/ Ernst & Young LLP[2]	/s/ Patrick Dubuc, CPA auditor
Assistant Auditor General

Montréal, Québec

February 14, 2025

1 CPA auditor, public accountancy permit [REDACTED]

2 CPA auditor, public accountancy permit [REDACTED]

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations

Years ended December 31 In millions of Canadian dollars	Notes	2024	2023	2022

Revenue	5	16,113	16,086	16,567

Expenditure

Operations		4,609	4,132	3,844

Other components of employee future benefit cost	17	(773)	(689)	(1,020)

Electricity purchases		2,925	2,645	2,834

Depreciation and amortization	4, 9	3,019	3,089	2,828

Taxes	6	1,210	1,217	1,230

		10,990	10,394	9,716

Income before financial expenses		5,123	5,692	6,851

Financial expenses	7	2,460	2,404	2,294

Net income		2,663	3,288	4,557

Consolidated Statements of Comprehensive Income

Years ended December 31 In millions of Canadian dollars	Notes	2024	2023	2022

Net income		2,663	3,288	4,557

Other comprehensive income	15

Net change in items designated as cash flow hedges	14	(185)	488	874

Net change in translation differences		185	(23)	23

Net change in items designated as net investment hedges	14	(163)	26	–

Net change in employee future benefits	17	695	(665)	1,534

Other		(18)	2	47

		514	(172)	2,478

Comprehensive income		3,177	3,116	7,035

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

As at December 31 In millions of Canadian dollars	Notes	2024	2023

ASSETS
Current assets

Cash and cash equivalents		3,846	2,111

Short-term investments		76	1,206

Accounts receivable and other assets	8	3,953	3,767

		7,875	7,084

Property, plant and equipment and intangible assets	9	80,055	76,185

Regulatory assets	3	1,277	1,819

Employee future benefit assets	17	6,888	4,656

Other assets	10	3,614	2,924

		99,709	92,668

LIABILITIES
Current liabilities

Accounts payable and other liabilities	11	4,424	4,134

Dividend payable	15	1,997	2,466

Current portion of long-term debt	12	121	1,416

		6,542	8,016

Long-term debt	12	60,238	53,739

Employee future benefit liabilities	17	1,230	1,275

Other liabilities	13	2,992	2,111

		71,002	65,141

EQUITY	15
Share capital		4,374	4,374

Retained earnings		23,576	22,910

Accumulated other comprehensive income		757	243

		28,707	27,527

		99,709	92,668

Commitments and contingencies	18

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board of Directors,

/s/ Geneviève Brouillette	/s/ Manon Brouillette

Chair of the Audit Committee	Chair of the Board

Consolidated Statements of Changes in Equity

Years ended December 31 In millions of Canadian dollars	Note	Share capital	Retained earnings	Accumulated other comprehensive income	Total equity

Balance as at December 31, 2023		4,374	22,910	243	27,527

Net income			2,663		2,663

Other comprehensive income	15			514	514

Dividend	15		(1,997)		(1,997)

Balance as at December 31, 2024		4,374	23,576	757	28,707

Balance as at December 31, 2022		4,374	22,088	415	26,877

Net income			3,288		3,288

Other comprehensive income	15			(172)	(172)

Dividend	15		(2,466)		(2,466)

Balance as at December 31, 2023		4,374	22,910	243	27,527

Balance as at December 31, 2021		4,374	20,949	(2,063)	23,260

Net income			4,557		4,557

Other comprehensive income	15			2,478	2,478

Dividend	15		(3,418)		(3,418)

Balance as at December 31, 2022		4,374	22,088	415	26,877

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31 In millions of Canadian dollars	Notes	2024	2023	2022

Operating activities

Net income		2,663	3,288	4,557

Adjustments to determine net cash flows from operating activities

Depreciation and amortization		3,019	3,089	2,828

Deficit of net cost recognized with respect to amounts paid for employee future benefits		(421)	(452)	(424)

Other		636	637	77

Regulatory assets and liabilities		(492)	(173)	(525)

Change in non-cash working capital items	16	(203)	814	339

		5,202	7,203	6,852

Investing activities

Additions to property, plant and equipment and intangible assets		(5,987)	(4,898)	(4,271)

Acquisition of a company, net of cash acquired	4	–	(2,019)	–

Acquisition of short-term investments		(2,241)	(5,218)	(4,395)

Acquisition of sinking fund securities		(555)	–	–

Disposal of short-term investments		3,349	6,028	2,778

Other		(62)	58	(29)

		(5,496)	(6,049)	(5,917)

Financing activities

Issuance of long-term debt		5,787	3,872	5,445

Repayment of long-term debt		(1,323)	(1,102)	(3,246)

Cash receipts arising from credit risk management		2,559	3,513	5,550

Cash payments arising from credit risk management		(2,590)	(3,670)	(5,575)

Dividend paid		(2,466)	(3,418)	(2,673)

Other		17	9	21

		1,984	(796)	(478)

Foreign currency effect on cash and cash equivalents		45	(20)	19

Net change in cash and cash equivalents		1,735	338	476

Cash and cash equivalents, beginning of year		2,111	1,773	1,297

Cash and cash equivalents, end of year		3,846	2,111	1,773

Supplementary cash flow information	16

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2024, 2023 and 2022

Amounts in tables are in millions of Canadian dollars, unless otherwise indicated.

Hydro-Québec was established under the Hydro-Québec Act (CQLR, c. H-5). Its mission is to provide reliable electric power to the Québec market by using primarily clean and renewable sources of energy and operating an integrated electricity generation, transmission and distribution system. It also exports electricity to neighbouring markets in Canada and the United States. As a government corporation, Hydro-Québec is exempt from paying income taxes in Canada.

Note 1	Significant Accounting Policies

Hydro-Québec’s consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

Management has reviewed events occurring until February 14, 2025, the date of approval of these consolidated financial statements by the Board of Directors, to determine whether circumstances warranted consideration of events subsequent to the balance sheet date.

Regulation

The Act respecting the Régie de l’énergie (CQLR, c. R-6.01) grants the Régie de l’énergie of Québec (the “Régie”) exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Hydro-Québec’s electricity transmission and distribution activities in Québec are therefore regulated. Under this legislation, rates are to be set on a basis that allows for recovery of the cost of service and provides a reasonable return on the rate base.

Since the end of performance-based regulation (PBR) in 2022, power transmission rates have been set using a cost-of-service method. In decisions D-2022-157 of December 21, 2022, and D-2024-006 of January 26, 2024, the Régie authorized the provisional renewal, effective January 1, 2023, and January 1, 2024, respectively, of Hydro-Québec’s power transmission rates applicable in 2022. In decision D-2024-081, of August 2, 2024, the Régie deemed it appropriate that the transmission rates for the years 2023, 2024 and 2025 be set simultaneously.

The electricity distribution rates are governed by An Act to simplify the process for establishing electricity distribution rates (S.Q. 2019, c. 27). This Act, which came into force in December 2019, effectively amended the Act respecting the Régie de l’énergie. In particular, it specifies that electricity distribution rates are to be set by the Régie every five years commencing on April 1, 2025, and that, in the interim, they be adjusted each year based on the annual change in the average Québec Consumer Price Index. More specifically, the indexation rate for residential (domestic) electricity rates has been capped at the top rate of the Bank of Canada’s inflation-control range since the coming into force in February 2023 of An Act mainly to cap the indexation rate for Hydro-Québec domestic distribution rate prices and to further regulate the obligation to distribute electricity (S.Q. 2023, c. 1). Lastly, the Act to simplify the process for establishing electricity distribution rates authorizes Hydro-Québec to apply to the Régie, before the deadline, to modify its electricity distribution rates if they do not allow for recovery of the cost of service.

Under U.S. GAAP, it is acknowledged that rate regulation may affect the timing of the recognition of certain transactions in the consolidated results, giving rise to the recognition of regulatory assets and liabilities.

When certain costs incurred may likely be recovered in future rates, such costs are deferred and recognized as assets. However, if it is probable that Hydro-Québec will be required to reimburse customers, or when costs that will be incurred in the future have been recovered, a liability is recognized. The balances of these assets and liabilities are amortized over the recovery periods approved by the Régie.

The risks and uncertainties related to regulatory assets and liabilities are monitored and assessed from time to time. When Hydro-Québec deems that the net carrying amount of a regulatory asset or liability is no longer likely to be taken into account in determining future rates, a loss or gain is recognized in the results for the period during which the judgment is made.

Scope of consolidation

The consolidated financial statements include the accounts of Hydro-Québec and its subsidiaries. All intercompany balances and transactions are eliminated at the time of consolidation.

Investments over which Hydro-Québec has joint control or significant influence are accounted for on an equity method basis in other assets. These investments are initially recognized at cost, and their carrying amount is subsequently increased or decreased by an amount equal to Hydro-Québec’s share of the changes in their net assets after the date of acquisition. Hydro-Québec’s share of the results of these investments is recognized in revenue from other activities. Dividends received from investees reduce the carrying amount of the investments.

Use of estimates

The preparation of financial statements in accordance with U.S. GAAP requires that Management make estimates and assumptions that affect the amounts recognized as assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the consolidated financial statements and the amounts recognized as revenue and expenditure for the years at issue. The estimates relate, among other things, to the carrying amount of regulatory assets; fair value measurements of financial instruments; as well as the useful life of property, plant and equipment and intangible assets for calculating the depreciation and amortization expense. They also concern cash flows, the expected timing of payments, and the discount rates used to determine asset retirement obligations and employee future benefit obligations, which are based on different economic and actuarial assumptions. Actual results could differ from those estimates and such differences could be significant.

Note 1	Significant Accounting Policies (continued)

Revenue

Substantially all revenue from ordinary activities is derived from electricity sales contracts with customers. These sales are recognized over time, based on the electricity delivered and the amount that Hydro-Québec is entitled to charge in accordance with regulated rates or contractual provisions.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, whereas non-monetary items denominated in foreign currencies are translated at the historical exchange rate. Revenue and expenditure arising from foreign currency transactions are translated into Canadian dollars at the exchange rate in effect at the transaction date. The exchange gains or losses resulting from the translation of monetary items are included in results.

The financial statements of foreign operations whose functional currency is not the Canadian dollar are translated according to the current rate method. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, whereas revenue and expenditure are translated at the average exchange rate in effect during the period. The exchange gains or losses resulting from the translation of the financial statements of these foreign operations are presented in Other comprehensive income.

Cash and cash equivalents

Cash and cash equivalents include investments with a maturity of three months or less from the date of acquisition.

Short-term investments

Short-term investments consist of money market instruments mainly issued by Canadian provincial governments and Canadian banks with a maturity of more than three months from the date of acquisition. As at December 31, 2024 all the counterparties with which Hydro-Québec dealt had a credit rating of A or higher. These investments are classified as available-for-sale debt securities, and are recognized at fair value. Changes in fair value are recorded in Other comprehensive income until they are realized, at which time they are reclassified to results.

Accounts receivable

Accounts receivable are recognized at the amount invoiced, net of the allowance for credit losses. This allowance is based on the status and risk profile of customer files, the recovery experience for each age group of accounts, the current economic conditions and the future economic forecasts on the balance sheet date.

Other financial assets and liabilities

Other financial assets and liabilities are measured at amortized cost using the effective interest method. Amortized cost includes issue expenses as well as premiums and discounts, if applicable. Interest is recognized in results.

Derivative instruments

Derivative instruments are recognized at fair value at the balance sheet date, except those for which Hydro-Québec chose to apply the normal purchases and normal sales scope exemption. When they are subject to enforceable master netting arrangements, the derivative instruments are presented at the net amount, net of the balance of cash exchanged as collateral.

Hydro-Québec applies cash flow, net investment or fair value hedge accounting to eligible hedging relationships that it designates as hedges. It ensures that hedging relationships are highly effective in hedging the designated risk exposure. In addition, for hedges of anticipated transactions, it assesses the probability of the occurrence of those transactions designated as hedged items at least on a quarterly basis.

In the case of cash flow or net investment hedges, changes in the fair value of an instrument designated as a hedge are recognized under Other comprehensive income. Thus, for cash flow hedges, these amounts are reclassified to results, in the line item affected by the hedged item, during the periods in which the hedged item affects results. For net investment hedges, the amounts will be reclassified to results when Hydro-Québec disposes of its net investment in the foreign establishment.

In the case of fair value hedges, changes in the fair value of the hedged item attributable to the hedged risk are recognized in results during the hedging period. Changes in the fair value of the instrument designated as a hedge are also recognized in results, under the same line item as the fair value of the hedged item. Derivative instruments that are not designated as hedges are recognized in results.

Fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In accordance with the applicable standards, Hydro-Québec classifies the fair value measurements of assets and liabilities according to a three-level hierarchy, based on the type of inputs used in making these measurements:

◾ Level 1:	Quoted prices (unadjusted) on active markets for identical assets or liabilities at the measurement date;
◾ Level 2:	Inputs other than quoted prices included within Level 1 that are observable either directly or indirectly;
◾ Level 3:	Unobservable inputs.

Materials and supplies

Inventories of materials and supplies are valued at the lower of cost and net realizable value. Cost is determined by the weighted average cost method.

Note 1	Significant Accounting Policies (continued)

Property, plant and equipment

Property, plant and equipment are carried at cost, which comprises the cost of materials and labour, other costs directly related to projects that meet capitalization criteria, as well as financial expenses capitalized during construction. Costs are capitalized when they allow for increased service capacity or to extend the useful life of an existing property, plant and equipment asset.

Property, plant and equipment also include pre-construction phase costs for projects whose technical feasibility has been demonstrated, whose profitability has been estimated, and for which Management deems that it will in all likelihood have the necessary resources for completion. The present value of retirement obligations related to property, plant and equipment, as well as that of agreements with local communities concerned by certain investment projects, are added to the carrying amount of the property, plant and equipment at issue. Contributions from third parties and government assistance are applied against the cost of the related property, plant and equipment.

Further, property, plant and equipment related to rate-regulated activities include certain amounts resulting from regulatory practices authorized by the Régie. These amounts correspond primarily to the impact of the change of depreciation method in property, plant and equipment and the cost of dismantling and restoring the premises relating to replaced assets for which no asset retirement obligation was recognized.

Property, plant and equipment are depreciated over their useful life, using the straight-line method, starting at the date of commissioning.

When property, plant and equipment are retired, their cost, net of accumulated depreciation and salvage value, is recognized in the results for the year.

Maintenance and repair costs are recognized in results when incurred.

Intangible assets

Intangible assets are recognized at cost.

The cost of internally developed computer software is capitalized when it meets capitalization criteria. The related financial expenses are capitalized during the development period.

Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss.

Intangible assets with a finite useful life are amortized according to the straight-line method.

Leases

Hydro-Québec’s leases mainly concern office buildings and its electricity generating and transmission facilities. On the execution date, Hydro-Québec determines whether an agreement is a lease by assessing whether it confers a right to control the use of a specific asset for a certain time period in exchange for consideration.

Right-of-use assets and lease liabilities where the lease is for a term of more than 12 months are recognized at the lease commencement date, using the present value of the lease payments for the term of the lease. The discount rate used is the interest rate implicit in the lease to the extent that it can be readily determined. If such is not the case, Hydro-Québec uses its incremental borrowing rate at the commencement date of the lease. The costs associated with variable lease payments are not taken into account in measuring the lease liabilities and are recognized in results as and when they are incurred. If a lease has both lease and nonlease components, Hydro-Québec has elected to group them together and recognize them as a single lease component.

Right-of-use assets related to finance leases are recognized in Property, plant and equipment and intangible assets, while the corresponding liabilities are recorded in Long-term debt. The depreciation and amortization of assets and interest on finance lease liabilities are recognized in Depreciation and amortization and Financial expenses, respectively.

Right-of-use assets related to operating leases are recognized in Other assets, while the corresponding liabilities are recognized in Other liabilities. Operating lease expenses are recognized on a straight-line basis as an operational expenditure over the term of the lease.

Impairment of long-lived assets

Hydro-Québec reviews the carrying amount of its property, plant and equipment and its amortizable intangible assets whenever events or changes in circumstances indicate that the expected undiscounted net cash flows could be lower than the carrying amount of the property. An impairment loss corresponding to the amount by which the carrying amount exceeds fair value is recognized in the results for the year, if applicable.

Note 1	Significant Accounting Policies (continued)

Employee future benefits

Hydro-Québec offers all its employees a contributory pension plan based on final pay (the “Pension Plan”), as well as other post-retirement benefits and post-employment benefits (collectively, the “Other plans”). Hydro-Québec’s employee future benefit plans are defined-benefit plans.

The funded status of employee future benefit plans is recognized in Hydro-Québec’s Consolidated Balance Sheets. It is equal to the difference between the fair value of plan assets and the value of the projected benefit obligations of each plan.

Pension Plan and other post-retirement benefits

The Pension Plan is a fully funded contributory plan that provides pension benefits based on the number of years of service and an average of the best five years of earnings. These benefits are indexed annually based on a rate which is the greater of the inflation rate, up to a maximum of 2%, and the inflation rate less 3%.

The other post-retirement benefits are provided by group life, medical and hospitalization insurance plans, which are contributory plans with contributions adjusted annually.

Benefit costs and obligations under the Pension Plan and other post-retirement benefits provided in exchange for current service are calculated according to the projected benefit method prorated to years of service. They are determined using a discount rate and are based on Management’s best estimates, in particular concerning the expected return on plan assets, salary escalation, the increase in health care costs, the mortality rate, and employee retirement age.

In order to establish the benefit costs and its obligations under the Pension Plan and other post-retirement benefits, Hydro-Québec has adopted the following policies:

◾	Discount rates used to determine the projected benefit obligations and to estimate the current service cost and the interest on obligations are based on the interest rate curve on the measurement date, namely December 31, of high-quality Canadian corporate bonds. These discount rates take into account the amount and different payment maturity dates of the projected benefit obligations for each plan.

◾	Actuarial gains and losses are initially recognized in Other comprehensive income. Thereafter, amortization of actuarial gains or losses is recognized under Other components of employee future benefit cost if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the projected benefit obligations or 10% of the market-related value of the Plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

◾	The expected return on Pension Plan assets is based on a market-related value determined by using a five-year moving average value for equity securities and by measuring other asset classes at fair value.

Asset retirement obligations

Asset retirement obligations correspond primarily to the costs of dismantling the Gentilly-2 nuclear facilities, the removal of spent nuclear fuel resulting from their operations, and the dismantling of thermal generating stations.

Hydro-Québec accounts for these obligations in Other liabilities, in the period in which the legal obligations with respect thereto arise, provided that a reasonable estimate of their fair value can be made. Fair value is determined by discounting the estimated cash flows required to settle the future obligation, calculated using a credit-adjusted risk-free rate. These cash flows are established on the basis of studies that use various assumptions concerning the measures and timing to be adopted for the retirement.

Asset retirement obligations are added to the carrying amount of the related long-lived asset and are amortized over its useful life. The increase in the liability attributable to the passage of time is recognized as an operational expenditure (i.e., an accretion expense) for the current year.

Asset retirement obligations may be adjusted to reflect the revision of expected timing and estimated cash flow amounts. The resulting change in costs is recognized as an increase or decrease in the carrying amount of an item of property, plant and equipment. When the asset reaches the end of its useful life, any change is immediately recognized as an operational expenditure.

Agreements with local communities

Hydro-Québec has entered into various agreements with the local communities concerned by certain investment projects. The amounts under these agreements are recognized in Long-term debt if they fall within the definition of a liability, and the offsetting item is recognized in Property, plant and equipment and intangible assets. The recognized amounts are determined by discounting the future cash flows related to these agreements. The discount rate used is the interest rate on Hydro-Québec bonds at the date of initial recognition. Subsequently, in the case of agreements with indexed cash flows, the cash flows are subject to an annual re-estimate that can result in a change in the discount rate.

Related party transactions

In the normal course of business, Hydro-Québec sells electricity and enters into other business transactions with its sole shareholder, the Québec government and its agencies, as well as with other government corporations. These transactions are measured at the exchange amount.

Note 2	Changes to Accounting Policies

Segmented information

On January 1, 2024, Hydro-Québec adopted, using a retrospective approach, Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures, issued by the Financial Accounting Standards Board (“FASB”) for periods beginning on or after that date, and for interim periods beginning on or after January 1, 2025.

This ASU requires the disclosure of additional segmented information, including the title and position of the individual or the name of the group identified as the chief operating decision maker as well as the significant expenses regularly provided for the purposes of evaluating the performance of the operating segment or segments of the entity. The required information is disclosed in Note 19, Information on the Operating Segment.

Financial instruments

On July 1, 2024, Hydro-Québec adopted, on a prospective basis, the Accounting Standards Codification 848, Reference Rate Reform, issued by the FASB.

This standard provides optional expedients for transactions affected by reference rate reform, if certain criteria are met. Hydro-Québec has elected to apply the measure that allows hedge accounting to be maintained for relationships whose derivative instruments have been affected by a change in the reference rate, namely the replacement of the Canadian Dollar Offered Rate (“CDOR”) by the Canadian Overnight Repo Rate Average (“CORRA”). It has also elected to apply the measure that adjusts the discount rate of the hedged debt at the time of transition.

The change in reference rate affects fair value hedging relationships aimed at converting certain fixed-rate debts into variable-rate debts. The application of this standard did not have a significant impact on Hydro-Québec’s consolidated financial statements.

Note 3	Regulation

Distribution activities

Electricity distribution rates were indexed at a rate of 5.1% on April 1, 2024, with the exception of residential rates and Rate L, which were indexed at a rate of 3% and 3.3%, respectively.

Regulatory assets and liabilities

	Expected years of amortization	2024	2023
Regulatory assets
Costs related to energy efficiency and demand response initiatives[a]	2025–2039	892	495
Financial aid related to public transit electrification[b]	2025–2047	282	268
Costs related to a suspension agreement[c]	2025–2026	224	341
Employee future benefits[d]	Various	–	827
Other	2025–2047	11	14
		1,409	1,945
Less
Current portion		132	126
		1,277	1,819
Regulatory liabilities
Employee future benefits[d]	Various	335	–
Depreciation of property, plant and equipment[e]	2025–2115	291	300
		626	300

a)

Eligible costs incurred with regard to energy efficiency and demand response initiatives are recognized as a regulatory asset and bear interest at the rate of return on the rate base until such time as they are included in the rate base and amortization begins.

b)

The amounts Hydro-Québec allocated for public transit electrification purposes are recognized as regulatory assets. Amortization of these amounts begins when they are included in the rate base, i.e., when they are paid.

c)

The offsetting entry for the financial liability recorded for an agreement regarding the temporary suspension of electricity deliveries from a generating station is recognized as a non-interest-bearing regulatory asset. This regulatory asset is amortized when the annual costs related to the suspension agreement are recovered in the rates, according to the amounts billed.

d)

The unamortized balances of net actuarial gains and losses to be reimbursed or recovered in future rates are recognized as regulatory assets or liabilities, as the case may be. These assets and liabilities are non-interest-bearing and are amortized when the unamortized balances are reclassified as a cost component of employee future benefits.

e)

Prior to July 10, 2015, the useful life of property, plant and equipment was limited to 50 years for rate-setting purposes. The differences in the depreciation expense resulting from this limit were recognized as a non-interest-bearing regulatory liability and are amortized at the same rate as the property, plant and equipment concerned.

Note 4	Acquisition of a Company

Acquisition of Great River Hydro NE LLC

On February 10, 2023, Hydro-Québec acquired 100% of the units of Great River Hydro NE LLC, a company which owns and operates 13 hydropower generating stations located in the states of Vermont, New Hampshire and Massachusetts, for a cash consideration of $2,056 million (US$1,539 million), including the final adjustments made to the purchase price. This acquisition will mainly enable Hydro-Québec to diversify its revenue streams in New England, its main export market.

The transaction was accounted for as a business combination based on the acquisition method.

The following table presents the purchase price allocation among the assets acquired and the liabilities assumed, measured at fair value on the acquisition date:

Assets
Current assets	60
Property, plant and equipment	2,502
Intangible assets	524
Goodwill	138
3,224
Liabilities
Current liabilities	31
Long-term debt	986
Other long-term liabilities	151
1,168
Total purchase price	2,056
Less
Cash acquired	37

Total purchase price, net of cash acquired	2,019

The determination of the fair value of assets acquired and liabilities assumed is based on Management’s estimates and assumptions and reflects the fair value of the consideration paid. Goodwill represents the excess of the purchase price over the aggregate fair value of the net assets acquired, and largely represents future growth. Goodwill is tax deductible. Given the rise of interest rates since the acquisition date, Hydro-Québec performed a comparison of the total carrying amount of the net assets acquired with the aggregate fair value, determined using the discounted future cash flow method, and recognized a $140-million expense in Depreciation and amortization in 2023.

Property, plant and equipment are depreciated over their estimated useful life, using the straight-line method. The weighted average useful life of property, plant and equipment was 67 years in 2023.

Intangible assets primarily represent licences, permits and other acquired rights. The operation of a hydropower generating station is subject to obtaining a renewable licence issued by the U.S. Federal Energy Regulatory Commission. As at December 31, 2024, the licences associated with three hydropower generating stations were in the process of being renewed, for anticipated periods of approximately 40 years. With regard to the other licences, their average residual term before the next renewal is 15 years. Intangible assets are subject to straight-line amortization over their estimated useful life of 70 years.

The acquisition resulted in transaction costs of $21 million that were recognized in operational expenditure, namely $15 million in 2023, and $6 million in 2022, as well as transfer taxes of $4 million that were recognized in Taxes in 2023.

The results are presented in the Consolidated Statements of Operations, since the acquisition date. In 2023, revenue and the net loss recognized in the Consolidated Statements of Operations totalled $136 million and $179 million, respectively.

The impact of pro forma information on Hydro-Québec’s consolidated revenue and net income was not significant for the 12-month periods ended December 31, 2023, and 2022.

Note 5	Revenue

	2024		2023		2022
Revenue from ordinary activities
Electricity sales
In Québec	14,079		13,515		13,231
Outside Québec	1,499		2,365		2,912
	15,578		15,880		16,143
Other revenue from ordinary activities	349		287		226
	15,927	[a,b]	16,167	[a,b]	16,369	[a,b]
Revenue from other activities	186		(81)[c]		198
	16,113		16,086		16,567

a)	Including revenue from the United States of $996 million in 2024 ($1,784 million in 2023 and $1,852 million in 2022).
b)	Including gains and losses on derivative instruments whose amounts are presented in Note 14, Financial Instruments.
c)	Including an adjustment of $(284) million relating to an investment at equity (see Note 10, Other Assets).

Note 6	Taxes

	2024	2023	2022
Water-power royalties[a]	724	740	780
Public utilities tax[b]	333	333	330
Other	153	144	120
	1,210	1,217	1,230

a) Water-power royalties payable to the Québec government totalled $717 million in 2024 ($734 million in 2023 and $774 million in 2022).

b) The public utilities tax is payable to the Québec government.

Note 7   Financial Expenses

	2024	2023 [a]	2022[a]
Net interest on long-term debt[b]	2,601	2,451	2,285
Capitalized financial expenses	(227)	(207)	(204)
Net investment income[c]	(160)	(91)	(20)
Other[d]	246	251	233
	2,460	2,404	2,294

a) The prior years’ data have been reclassified to conform to the presentation adopted in the current year.

b) Including investment income of $21 million ($20 million in 2023 and $18 million in 2022) from securities held in the sinking fund allocated to repaying the long-term debt. The voluntary sinking fund strategy aims to issue additional bonds and to invest the funds raised in securities issued by Canadian provincial governments, so as to ensure the availability of funds when these debts mature in 2035 (see Note 10, Other Assets, and Note 12, Long-Term Debt).

c) Including interest of $156 million ($189 million in 2023 and $62 million in 2022) on short-term borrowings and cash received as collateral. Hydro-Québec has access to a commercial paper program whose limit is US$5 billion or equivalent in C$. As part of its liquidity risk management, Hydro-Québec maintains an annual average outstanding amount of commercial paper ranging from US$2 billion to US$4 billion and can invest the funds raised in short-term investments and cash equivalents.

d) Including guarantee fees of $259 million ($246 million in 2023 and $235 million in 2022) paid to the Québec government related to debt securities, which are charged at a rate of 0.5%.

Note 8   Accounts Receivable and Other Assets

	Notes	2024	2023
Accounts receivable[a,b]		2,231	2,020
Deposits[c]		176	81
Materials and supplies		762	590
Prepaid expenses		319	384
Regulatory assets	3	132	126
Derivative instruments	14	39	334
Other financial assets		294	232
		3,953	3,767

a)

Including unbilled electricity deliveries, which totalled $1,592 million as at December 31, 2024 ($1,382 million as at December 31, 2023), as well as an allowance for credit losses of $386 million as at December 31, 2024 ($385 million as at December 31, 2023).

b)	Including amounts receivable from the Québec government totalling $189 million as at December 31, 2024 ($171 million as at December 31, 2023).
c)	Including amounts paid or Treasury bills transferred to clearing agents (see Note 14, Financial Instruments).

Note 9	Property, Plant and Equipment and Intangible Assets

				2024
	Depreciation/ amortization period	Cost	Accumulated depreciation/ amortization	Net carrying amount

Property, plant and equipment
Dams and hydroelectric generating stations	40–120 years	56,222	23,531	32,691
Transmission substations and lines	30–85 years	40,733	17,002	23,731
Distribution substations and lines	25–70 years	18,959	8,663	10,296
Administrative buildings, telecommunications equipment and other	5–50 years	11,155	6,618	4,537
Property, plant and equipment under construction		6,794		6,794
		133,863	55,814	78,049	[a,b]

Intangible assets
Amortizable
Software and licences	3–10 years	2,885	2,098	787
Rights related to water management and other	20–70 years	658	44	614
		3,543	2,142	1,401
Non-amortizable
Easements and other				605
				2,006
				80,055	[c]

				2023
	Depreciation/ amortization period	Cost	Accumulated depreciation/ amortization	Net carrying amount

Property, plant and equipment
Dams and hydroelectric generating stations	40–120 years	55,174	22,682	32,492
Transmission substations and lines	30–85 years	38,992	16,370	22,622
Distribution substations and lines	25–70 years	18,069	8,325	9,744
Administrative buildings, telecommunications equipment and other	5–50 years	10,156	6,260	3,896
Property, plant and equipment under construction		5,595		5,595
		127,986	53,637	74,349	[a,b]

Intangible assets
Amortizable
Software and licences	3–10 years	2,669	1,991	678
Rights related to water management and other	20–70 years	607	30	577
		3,276	2,021	1,255
Non-amortizable
Easements and other				581
				1,836
				76,185	[c]

a)

As at December 31, 2024, the cost and accumulated depreciation of property, plant and equipment under finance leases amounted to $1,330 million and $535 million, respectively ($1,080 million and $486 million as at December 31, 2023).

b)	Including an amount of $1,378 million ($1,456 million as at December 31, 2023) relative to the regulatory practice authorized by the Régie in 2010 regarding the change in the depreciation method.
c)

In 2024, the depreciation and amortization expense of property, plant and equipment and intangible assets amounted to $2,690 million and $120 million, respectively ($2,586 million and $115 million in 2023, and $2,445 million and $102 million in 2022), and retirement of capital assets amounted to $128 million ($172 million in 2023 and $207 million in 2022). These amounts were recognized in Depreciation and amortization.

Note 10	Other Assets

	Note	2024	2023
Investments		1,697	1,725
Sinking fund[a]		1,202	646
Contract fulfillment costs[b]		316	296
Operating lease assets		112	117
Derivative instruments	14	8	19
Other		279	121
		3,614	2,924

a)

The mandatory sinking fund, allocated to repaying the long-term debt, consists of $724 million ($646 million in 2023) of securities issued by the Québec government, maturing in 2026. The voluntary sinking fund, allocated to repaying the long-term debt, consists of $113 million (nil in 2023) of securities issued by the Québec government and $365 million (nil in 2023) of securities issued by other Canadian provincial governments, maturing in 2035. No short-term bond was recognized in Short-term investments as at December 31, 2024 ($74 million as at December 31, 2023).

b)

These costs correspond to setup costs to honour future sales contracts that will be mainly amortized on a straight-line basis over a 20-year period commencing on the starting date of electricity deliveries.

Investments

	2024	2023
At equity
Société en commandite Hydroélectrique Manicouagan (60.0%)[a]	547	558
Innergex
Innergex énergie renouvelable inc. (19.9% in 2024 and 19.8% in 2023)[b]	326	372
Innergex HQI USA LLC (50.0%)	135	159
Other	689	636
	1,697	1,725

a)

This investment includes the unamortized excess of the purchase price over the underlying carrying amount of the net assets of Société en commandite Hydroélectrique Manicouagan as at the acquisition date, which consisted of unamortizable intangible assets of $282 million as well as property, plant and equipment of $180 million as at December 31, 2024 ($282 million and $189 million, respectively, as at December 31, 2023).

b)

This investment includes the unamortized excess of the purchase price over the underlying carrying amount of the net assets of Innergex énergie renouvelable inc. as at the acquisition date, which consisted of net amortizable assets of $115 million as at December 31, 2024 ($119 million as at December 31, 2023). In 2023, Hydro-Québec proceeded to a comparison of the carrying value of the investment with its fair value as at December 31 and recognized an adjustment of $284 million in its share of the results.

Note 11	Accounts Payable and Other Liabilities

	Notes	2024	2023
Accounts payable and accrued liabilities[a,b]		3,346	3,063
Accrued interest		936	890
Derivative instruments	14	62	115
Asset retirement obligations	13	80	66
		4,424	4,134

a)	Including an amount of $117 million ($96 million as at December 31, 2023) to be paid to a Québec government corporation, as financial aid related to public transit electrification.
b)	Including amounts received from clearing agents pursuant to margin calls (see Note 14, Financial Instruments).

Note 12	Long-Term Debt

During the year, Hydro-Québec carried out a number of fixed-rate issues on the Canadian capital market: medium-term notes maturing in 2029, for a total nominal value of $0.6 billion, at an average cost of 3.96%, and bonds maturing in 2063 and 2065 for a total nominal value of $5.5 billion, at an average cost of 4.29%.

The following table presents a breakdown of the debt, including the current portion:

			2024		2023
	Maturity	Effective interest rate[a] (%)	Carrying amount	Effective interest rate[a] (%)	Carrying amount
Canadian dollars
Medium-term notes – fixed rate[b]	2025–2060	5.07	14,096	5.10	13,513
Long-term bonds – fixed rate[b,c]	2031–2065	3.84	36,016	3.77	30,516
U.S. dollars
Medium-term notes – fixed rate[b]	2025–2028	7.25	252	7.42	264
Long-term bonds – fixed rate[b,d]	2026–2030	8.99	3,601	8.73	4,622
Redeemable perpetual notes at Hydro-Québec’s option – variable rates[b,e]		5.05	288	5.92	264
Redeemable Great River Hydro NE LLC notes – fixed rate[f]	2032	5.14	1,080	5.14	990
			55,333		50,169
Plus
Net premiums and unamortized issue expenses[b]			2,822		3,085
Adjustment for fair value hedged risk			74		56
Finance leases[g]	2036–2064		330		112
Other[h]	2025–perpetual		1,800		1,733
			60,359		55,155
Less
Current portion			121		1,416
			60,238		53,739

a)	Weighted average effective interest rates take into account contractual rates as well as premiums, discounts and issue expenses.
b)

As at December 31, 2024, $56,076 million in long-term debt and borrowings, net of the sinking fund, and added to the notes held by a Hydro-Québec trust was guaranteed by the Québec government ($51,741 million as at December 31, 2023).

c)

Some of these debts are related to a voluntary sinking fund, allocated to their repayment. This fund, recognized in Other assets, totalled $478 million as at December 31, 2024 (nil as at December 31, 2023).

d)

Some of these debts carry sinking fund legal requirements. This fund, accounted for in Other assets, totalled $724 million as at December 31, 2024 ($720 million in Short-term investments and Other assets as at December 31, 2023).

e)	The perpetual notes bear interest at the Secured Overnight Financing Rate (the “SOFR”), plus 0.49076% calculated semi-annually.
f)

The subsidiary Great River Hydro NE LLC, holds senior notes totalling $1,080 million (US$750 million) as at December 31, 2024 [$990 million (US$750 million) as at December 31, 2023], bearing interest at a fixed rate of 4.94%. They are guaranteed by the entirety of the subsidiary’s property, plant and equipment. The subsidiary is required to meet certain financial requirements and conditions relating to these notes, all of which had been met as of December 31, 2024, and 2023.

g)	These debts are composed of finance leases covering certain facilities and an administrative building. The average weighted discount rate was 4.30% in 2024 (4.53% in 2023).
h)	These debts are mainly composed of liabilities under agreements entered into with local communities. The average weighted discount rate was 4.49% in 2024 (4.51% in 2023).

Note 12	Long-Term Debt (continued)

Capital repayments

The capital repayments maturing over the 2025–2029 period are as follows:

2025	121
2026	825
2027	434
2028	2,498
2029	3,582

Credit facility and lines of credit

Hydro-Québec has an undrawn credit facility of US$2,000 million, including a US$750-million swing loan, which will expire in 2027. Any related debt securities will bear interest at a rate based on the SOFR, except for the swing loan, which is at the U.S. base rate.

Hydro-Québec also has access to operating lines of credit, which are renewed automatically in the absence of notice to the contrary and bear interest at the prime rate. As at December 31, the available balances on these lines of credit were as follows:

	2024	2023
C$ or US$ million	453	337
US$ million	259	200

Note 13	Other Liabilities

	Notes	2024		2023
Asset retirement obligations		1,418		1,043
Accounts payable		711	[a]	543
Regulatory liabilities	3	626		300
Operating lease liabilities		104		99
Derivative instruments	14	3		–
Other		130		126
		2,992		2,111

a)

Including $155 million in government assistance received in advance from the Québec government as part of 2030 Plan for a Green Economy. This government assistance targets specific property, plant and equipment projects to be completed in 2029.

Asset retirement obligations

The rates used to determine the present value of the estimated cash flows ranged from 0.2% to 6.4% as at December 31, 2024 and 2023.

				2024				2023
	Gentilly-2 nuclear facilities	[a]	Other fixed assets	Total	Gentilly-2 nuclear facilities	[a]	Other fixed assets	Total
Balance, beginning of year	812		297	1,109	777		209	986
Liabilities incurred	–		30	30	–		27	27
Accretion expense	47		9	56	44		3	47
Liabilities settled	(31)		(20)	(51)	(34)		(4)	(38)
Revision of estimated cash flows and expected timing of payments	171		183	354	25		62	87
Balance, end of year	999		499	1,498	812		297	1,109
Less
Current portion	51		29	80	36		30	66
	948		470	1,418	776		267	1,043

a)

In compliance with the Nuclear Fuel Waste Act (S.C. 2002, c. 23), Hydro-Québec has established a trust fund to finance the cost of long-term management of its waste. As at December 31, 2024, the fair value of the investments held in this trust fund amounts to $193 million ($183 million as at December 31, 2023). The latter were composed of debt securities issued by Hydro-Québec.

Note 14	Financial Instruments

In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market and credit risk. Exposure to such risks and the impact on results are reduced through careful monitoring and implementation of strategies that include the use of derivative instruments.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices.

Currency risk

Hydro-Québec uses currency swaps and forward currency purchase contracts to manage the currency risk associated with U.S. dollar denominated short-term borrowings and long-term debt and forward currency sales contracts to manage exposure associated with probable sales in U.S. dollars. When designated as hedging items, these derivative instruments are recognized as cash flow hedges.

Hydro-Québec also uses forward currency sales contracts to cover its net investment in a foreign operation whose functional currency is the U.S. dollar. When designated as hedging items, these derivative instruments are recognized as net investment hedges.

Interest rate risk

Hydro-Québec uses interest rate swaps to convert certain fixed-rate debts into variable-rate debts and interest rate forward contracts to set the interest rate for certain future debt issues. When designated as hedging items, these derivative instruments are recognized based on the type of hedge, cash flow hedge or fair value hedge. In light of the hedging strategy used, the variable-rate portion of the bonds was 3.2% as at December 31, 2024 (3.4% as at December 31, 2023).

Price risk

Hydro-Québec uses mainly commodity futures and swaps to manage risk resulting from fluctuations in energy, aluminum and diesel prices. This aims to mitigate the impact of market price volatility on the results on the sale and purchase of electricity and purchase of fuel indexed to these prices. When designated as hedging items, these derivative instruments are recognized as cash flow hedges.

The following table presents the notional amounts of forward contracts and swaps used to manage the main types of market risk:

	2024	2023
Currency risk
Sale (US$ million)	2,733	3,734
Purchase (US$ million)	2,964	3,949

Interest rate risk
Variable-rate payer (C$ million)	1,500	1,500
Fixed-rate payer (C$ million)	2,000	3,000

Price risk
Electricity – Sale (TWh)	5.5	5.9
Electricity – Purchase (TWh)	0.4	1.2
Aluminum (tonnes)	300,000	279,600
Diesel (millions of litres)	15.2	–

Note 14	Financial Instruments (continued)

Credit risk

Credit risk is the risk that one party to a financial asset will fail to meet its obligations.

Hydro-Québec is exposed to credit risk related to accounts receivable and other financial assets such as cash and cash equivalents, short-term investments, the sinking fund, deposits and derivative instruments.

In terms of accounts receivable, this risk arises primarily from ongoing electricity sales inside and outside Québec. The risk exposure is limited due to Hydro-Québec’s large and diverse customer base in addition to measures put in place such as security deposits, scheduled prepayments, payment arrangements and service interruptions. Management therefore believes that Hydro-Québec is not exposed to a high credit risk, particularly because sales in Québec are billed at rates that allow for recovery of costs based on the terms and conditions set by the Régie.

In order to reduce the exposure to credit risk related to other financial assets, Hydro-Québec deals with a number of issuers and financial institutions with high credit ratings. Furthermore, to offset exposure to risk related to derivative instruments, it has signed, with each counterparty, a collateral exchange agreement based on the International Swaps and Derivatives Association (“ISDA”) guidelines, which limits the market value of the portfolio. A variation of this market value beyond the agreed-upon limit will therefore result in a cash receipt or payment.

Fair value

Fair value of derivative instruments

The following tables present the fair value of derivative instruments, including the impact of offsets, by hedge type:

					2024

	Fair value hedges	Cash flow hedges	Net investment hedges	Derivatives not designated as hedges	Total
Assets
Currency contracts	–	601	–	36	637
Interest rate contracts	129	18	–	–	147
Price contracts	–	41	–	33	74
Gross amounts recognized	129	660	–	69	858
Less
Impact of gross amounts offset[a]					92
Impact of cash received as collateral[b]					719
Net assets					47	[c]
Liabilities
Currency contracts	–	41	124	4	169
Interest rate contracts	–	1	–	–	1
Price contracts	–	16	–	45	61
Gross amounts recognized	–	58	124	49	231
Less
Impact of gross amounts offset[a]					92
Impact of cash paid as collateral[b]					74
Net liabilities					65	[d]

Note 14	Financial Instruments (continued)

					2023

	Fair value hedges	Cash flow hedges	Net investment hedges	Derivatives not designated as hedges	Total
Assets
Currency contracts	–	675	39	30	744
Interest rate contracts	110	–	–	–	110
Price contracts	–	313	–	214	527
Gross amounts recognized	110	988	39	244	1,381
Less
Impact of gross amounts offset[a]					273
Impact of cash received as collateral[b]					755
Net assets					353	[c]

Liabilities
Currency contracts	–	114	–	19	133
Interest rate contracts	–	218	–	–	218
Price contracts	–	3	–	112	115
Gross amounts recognized	–	335	–	131	466
Less
Impact of gross amounts offset[a]					273
Impact of cash paid as collateral[b]					78
Net liabilities					115	[d]

a)

The impact of gross amounts offset is related to contracts traded according to ISDA guidelines and constituting enforceable master netting arrangements. Such master netting arrangements apply to all derivative instrument contracts traded over the counter.

b)	Cash amounts offset are amounts received or paid under collateral exchange agreements signed in compliance with ISDA guidelines.
c)	As at December 31, 2024, $39 million was recorded in Accounts receivable and other assets ($334 million as at December 31, 2023) and $8 million in Other assets ($19 million as at December 31, 2023).
d)	As at December 31, 2024, $62 million was recorded in Accounts payable and other liabilities ($115 million as at December 31, 2023) and $3 million in Other liabilities (nil as at December 31, 2023).

Moreover, although certain derivative instruments cannot be offset for lack of enforceable master netting arrangements, margin calls may result in amounts received from or paid to clearing agents, based on the fair value of the instruments concerned. Hydro-Québec may also transfer Treasury bills to a clearing agent as financial collateral. As at December 31, 2024, an amount of $30 million receivable in consideration of net payments (nil as at December 31, 2023) and an amount of $76 million receivable in consideration of the transfer of Treasury bills (nil as at December 31, 2023) were included in Accounts receivable and other assets, whereas no amount payable in consideration of net cash receipts was included in Accounts payable and other liabilities ($227 million as at December 31, 2023). When the Treasury bills mature, the clearing agent remits the proceeds, including interest, to Hydro-Québec.

Note 14	Financial Instruments (continued)

Fair value hierarchy

Fair value measurements of derivative instruments are classified according to a three-level hierarchy, based on the inputs used.

							2024							2023

	Level 1	[a]	Level 2	[b]	Level 3	[c]	Total	Level 1	[a]	Level 2	[b]	Level 3	[c]	Total
Assets	21		820		17		858	281		1,037		63		1,381
Liabilities	61		170		–		231	115		351		–		466
							627							915

a)	Fair values are derived from the closing price on the balance sheet date.
b)

Fair values are obtained by discounting future cash flows, which are estimated on the basis of the spot rates, forward rates or forward prices (foreign exchange rates, interest rates, and energy, aluminum or diesel prices) in effect on the balance sheet date, and take into account the credit risk assessment. The valuation techniques make use of observable market inputs.

c)

Fair values are not based on observable inputs. The valuation technique used to classify price power purchase agreements of variable volumes is based on forward energy prices, taking the counterparty’s historical consumption into consideration.

Impact of derivative instruments on results and Other comprehensive income

The instruments traded, the impact of which is presented in the table below, reduce the volatility of results. Most of the derivative instruments are designated as hedges.

	2024		2023	2022
Gains (losses) on derivatives recognized in results
Fair value hedges
Interest rate contracts[a]	13		36	(282)
Derivatives not designated as hedges
Currency contracts[b]	122		45	156
Price contracts[b]	82		229	165
	217	[c]	310 [c]	39 [c]
Gains (losses) on derivatives reclassified from Other comprehensive income to results
Cash flow hedges
Currency contracts[d]	276		(249)	214
Interest rate contracts[a]	–		(1)	(4)
Price contracts[e]	394		871	(768)
	670	[c]	621 [c]	(558)[c]
Gains (losses) on derivatives recognized in Other comprehensive income
Cash flow hedges
Currency contracts	170		(73)	(190)
Interest rate contracts	240		(24)	723
Price contracts	75		1,206	(217)
	485		1,109	316
Net investment hedges
Currency contracts	(163)		26	–
	322		1,135	316

a)	These amounts were recognized in Financial expenses.
b)

These derivative instruments are essentially traded as part of integrated risk management. Their impact on results is recognized in the line items affected by the managed risk. Therefore, in 2024, $84 million was recognized in Revenue ($368 million in 2023 and $161 million in 2022), $(8) million in Electricity purchases [$(136) million in 2023 and $(9) million in 2022], and $128 million in Financial expenses ($42 million in 2023 and $169 million in 2022).

c)

In 2024, the items Revenue, Electricity purchases, and Financial expenses totalled $16,113 million, $2,925 million and $2,460 million, respectively ($16,086 million, $2,645 million and $2,404 million in 2023 and $16,567 million, $2,834 million and $2,294 million in 2022).

d)	In 2024, $(82) million was recognized in Revenue [$(138) million in 2023 and $(88) million in 2022], and $358 million in Financial expenses [$(111) million in 2023 and $302 million in 2022].
e)	In 2024, $394 million was recognized in Revenue [$858 million in 2023 and $(779) million in 2022], and no amount was recognized in Electricity purchases ($13 million in 2023 and $11 million in 2022).

Note 14	Financial Instruments (continued)

In 2024, Hydro-Québec did not reclassify any amount from Accumulated other comprehensive income to results after having discontinued cash flow hedges (net gain of $25 million in 2023 and net loss of $11 million in 2022).

As at December 31, 2024, Hydro-Québec estimated the total gains and losses in Accumulated other comprehensive income that would be reclassified to results in the next 12 months to be a net loss of $5 million (net gain of $302 million as at December 31, 2023, and net loss of $145 million as at December 31, 2022).

As at December 31, 2024, the maximum period during which Hydro-Québec hedged its exposure to the variability of cash flows related to anticipated transactions was five years (six years as at December 31, 2023, and seven years as at December 31, 2022).

Fair value of other financial instruments

Fair value measurements for other financial instruments are Level 2 measurements. Fair value is obtained by discounting future cash flows, based on rates observed on the balance sheet date for similar instruments traded on financial markets.

The fair value of cash equivalents, accounts receivable, deposits, other financial assets and financial liabilities approximates their carrying amount because of the short-term nature of these financial instruments, except for the items presented in the table below:

		2024			2023

	Notes	Carrying amount		Fair value	Carrying amount		Fair value
Assets
Sinking fund	10	1,202		1,201	646		631

Liabilities
Long-term debt[a]	12	60,359	[b]	61,483	55,155	[b]	58,329

a)	Including the current portion.
b)

Including an amount of $1,486 million as at December 31, 2024 ($1,489 million as at December 31, 2023) for debts subject to a fair value hedge, which resulted in an adjustment of $125 million ($114 million as at December 31, 2023) with respect to existing hedging relationships and of $(51) million [$(58) million as at December 31, 2023] for hedging relationships terminated by Hydro-Québec.

Note 15	Equity

Share capital

The authorized share capital consists of 50,000,000 shares with a par value of $100 each, of which 43,741,090 shares were issued and paid up as at December 31, 2024 and 2023.

Retained earnings

Under the Hydro-Québec Act, the dividends to be paid by Hydro-Québec are declared once a year by the Québec government, which also determines the payment terms. For a given year, the dividend cannot exceed the distributable surplus, equal to 75% of net income. This calculation is based on the consolidated financial statements. However, in respect of a given year, no dividend may be declared in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year. All or a portion of the distributable surplus that has not been subject to a dividend declaration may no longer be distributed to the shareholder as a dividend.

For 2024, the dividend is $1,997 million ($2,466 million for 2023 and $3,418 million for 2022).

Accumulated other comprehensive income

						2024

	Cash flow hedges	Translation differences	Net investment hedges	Employee future benefits	Other	Accumulated other comprehensive income
Balance, beginning of year	656	(1)	26	(485)	47	243
Other comprehensive income before reclassifications	485	185	(163)	695	(18)	1,184
Less
Gains reclassified outside of Accumulated other comprehensive income	670	–	–	–	–	670
Other comprehensive income	(185)	185	(163)	695	(18)	514
Balance, end of year	471	184	(137)	210	29	757

						2023

	Cash flow hedges	Translation differences	Net investment hedges	Employee future benefits	Other	Accumulated other comprehensive income
Balance, beginning of year	168	22	–	180	45	415
Other comprehensive income before reclassifications	1,109	(23)	26	(664)	2	450
Less
Gains reclassified outside of Accumulated other comprehensive income	621	–	–	1	–	622
Other comprehensive income	488	(23)	26	(665)	2	(172)
Balance, end of year	656	(1)	26	(485)	47	243

						2022

	Cash flow hedges	Translation differences	Net investment hedges	Employee future benefits	Other	Accumulated other comprehensive income
Balance, beginning of year	(706)	(1)	–	(1,354)	(2)	(2,063)
Other comprehensive income before reclassifications	316	23	–	1,490	47	1,876
Less
Losses reclassified outside of Accumulated other comprehensive income	(558)	–	–	(44)	–	(602)
Other comprehensive income	874	23	–	1,534	47	2,478
Balance, end of year	168	22	–	180	45	415

Note 16	Supplementary Cash Flow Information

	$		$		$

	2024		2023		2022
Change in non-cash working capital items
Accounts receivable and other assets		(493)		435		(18)
Accounts payable and other liabilities		290		379		357
		(203)		814		339
Activities not affecting cash
Increase in property, plant and equipment and intangible assets in connection with:
Finance lease liabilities		224		–		–
Other long-term debts		61		–		3
Other		295		114		128
		580		114		131
Increase in operating lease assets and liabilities		33		7		6
		613		121		137
Interest paid		2,307		2,210		1,993

Note 17	Employee Future Benefits

The projected benefit obligations, valued by independent actuaries, and the assets of employee future benefit plans, at fair value, are valued as at December 31 of each year.

Changes in projected benefit obligations and in plan assets, at fair value

		Pension Plan		Other plans		Total

	2024	2023	2024	2023	2024	2023
Projected benefit obligations
Balance, beginning of year	25,290	23,129	1,474	1,349	26,764	24,478
Current service cost	393	283	50	44	443	327
Employee contributions	256	256			256	256
Benefit payments and refunds	(1,237)	(1,226)	(84)	(84)	(1,321)	(1,310)
Interest on obligations	1,158	1,156	67	67	1,225	1,223
Actuarial (gain) loss[a]	(417)	1,692	(65)	71	(482)	1,763
Acquisition of a company	–	–	–	27	–	27
Balance, end of year	25,443	25,290	1,442	1,474	26,885	26,764
Plan assets, at fair value
Balance, beginning of year	29,946	29,040	129	111	30,075	29,151
Actual return on plan assets	3,366	1,876	7	–	3,373	1,876
Employee contributions	256	256			256	256
Contributions by Hydro-Québec	– [b]	– [b]	32	22	32	22
Benefit payments and refunds	(1,237)	(1,226)	(23)	(22)	(1,260)	(1,248)
Acquisition of a company	–	–	–	18	–	18
Balance, end of year	32,331	29,946	145	129	32,476	30,075
Funded status – Plan surplus (deficit)	6,888	4,656	(1,297)	(1,345)	5,591	3,311
Presented as:
Employee future benefit assets	6,888	4,656	–	–	6,888	4,656
Accounts payable and other liabilities	–	–	67	70	67	70
Employee future benefit liabilities	–	–	1,230	1,275	1,230	1,275

a)

The actuarial gain as at December 31, 2024, is primarily due to the higher discount rates resulting from the increase in long-term interest rates on financial markets. Conversely, the actuarial loss as at December 31, 2023, was mainly due to the lower discount rates resulting from the decrease in long-term interest rates.

b)	Actuarial valuations as at December 31, 2023 and 2022, for Pension Plan funding purposes triggered a contribution holiday for Hydro-Québec in 2024 and 2023.

As at December 31, 2024, accumulated benefit obligations under the Pension Plan totalled $23,928 million ($23,721 million as at December 31, 2023). Unlike projected benefit obligations, accumulated benefit obligations do not take into account the future salary assumption.

Pension Plan assets

Investments and their associated risks are managed in accordance with the Hydro-Québec Pension Fund Investment Management Policy (the “Investment Policy”), which is approved every year by the Board of Directors. These risks include market risk, credit risk and liquidity risk. The Investment Policy provides for diversification of benchmark portfolio securities in order to maximize the expected return within an acceptable risk interval that takes into account the volatility of the Pension Plan’s surplus or deficit. Additional frameworks define the approval process for each type of transaction and establish rules governing the active management of the different portfolios as well as credit risk management. Compliance with the Investment Policy and the additional frameworks is monitored on a regular basis. The Investment Policy allows the use of derivative instruments such as forward contracts, options and swaps.

The target allocation of Pension Plan investments, as established by the Investment Policy in effect as at December 31, 2024, was as follows:

%	Target allocation
Fixed-income securities	41
Equities	43
Alternative investments[a]	16

100

a)	Alternative investments include real estate investments and opportunistic funds.

Note 17	Employee Future Benefits (continued)

The fair value of net Pension Plan investments as at December 31, according to the fair value hierarchy and based on the type of securities, was as follows:

				2024					2023

	Level 1	Level 2	Level 3	Total		Level 1	Level 2	Level 3	Total
Cash	1,249	–	–	1,249		2,010	–	–	2,010
Short-term investments[a]	–	26	–	26		–	959	–	959
Bonds[a,b]	5	8,421	–	8,426		551	6,941	–	7,492
Listed shares	14,071	–	–	14,071		12,332	–	–	12,332
Real estate investments[a,c,i]	–	264	4,315	4,579		–	198	4,303	4,501
Private investments[d,i]	–	–	5,117	5,117		–	–	3,558	3,558
Hedge funds[e]	–	4,911	–	4,911		–	4,099	–	4,099
Investment assets[a,f]	157	172	–	329		25	962	–	987
Investment liabilities[a,g]	(7)	(6,222)	–	(6,229)		(237)	(5,626)	–	(5,863)
	15,475	7,572	9,432	32,479	[h]	14,681	7,533	7,861	30,075	[h]

a)

The fair value of Level 2 short-term investments, bonds, real estate investments and investment assets and liabilities is essentially measured by discounting net future cash flows, based on the current market rate of return. Level 2 derivative instruments are measured using the market closing prices of the underlying products or by discounting net future cash flows.

b)	Pension Plan assets include securities issued by Hydro-Québec, as well as by the Québec government and some of its agencies, for a total of $1,521 million ($866 million as at December 31, 2023).
c)

The fair value of Level 3 real estate investments is measured by independent appraisers. The main method used to determine the fair value of these investments is discounting future cash flows. This method is based on observable and unobservable inputs, in particular the discount rate and future cash flows.

d)

The fair value of Level 3 private investments is measured by various techniques including future cash flow discounting or using data such as earnings multiples or the price of recent comparable transactions.

e)	Hedge funds are measured at the values provided by the fund managers, which are determined on the basis of the fair value of the underlying investments or of the net asset value.
f)

Investment assets mainly consist of securities purchased under resale agreements, for an amount of $117 million ($612 million as at December 31, 2023), derivative instruments, for an amount of $3 million ($154 million as at December 31, 2023), and amounts due from pending trades, for an amount of $10 million ($152 million as at December 31, 2023). As at December 31, 2024, this also included collateral pledged totalling $144 million (nil as at December 31, 2023). Securities purchased under repurchase agreements are not recognized in assets given that the counterparty retains substantially all the risks and rewards incidental to ownership.

g)

Investment liabilities mainly consist of securities sold under repurchase agreements, for an amount of $6,034 million ($4,931 million as at December 31, 2023), bonds sold short, for an amount of $118 million ($677 million as at December 31, 2023), and collateral received, for an amount of $2 million ($237 million as at December 31, 2023). The securities sold under repurchase agreements are presented in assets given that the Pension Fund retains nearly all the risks and rewards incidental to their ownership. The bonds sold short represent the Pension Fund’s commitments to purchase securities from another party to hedge its positions.

h)	The fair value of investments does not take into account the net amount of payables and receivables, which is an amount payable of $148 million ($129 million as at December 31, 2023).
i)

The prior year’s data related to certain real estate and private funds have been reclassified to conform to the presentation adopted in the current year, resulting in a decrease of $203 million in Level 3 real estate investments recognized in 2023 and a corresponding increase in Level 3 private investments.

A reconciliation of the opening and closing balances of Level 3 investments is presented in the table below:

			2024			2023 [a]

	Real estate investments	Private investments	Total	Real estate investments	Private investments	Total
Balance, beginning of year	4,303	3,558	7,861	4,269	3,109	7,378
Acquisitions	307	1,282	1,589	366	815	1,181
Disposals	(81)	(243)	(324)	(95)	(263)	(358)
Realized net gains	1	8	9	–	6	6
Unrealized net (losses) gains	(127)	512	385	(237)	(109)	(346)
Transfers[b]	(88)	–	(88)	–	–	–
Balance, end of year	4,315	5,117	9,432	4,303	3,558	7,861

a)	The prior year’s data related to certain real estate and private funds have been reclassified to conform to the presentation adopted in the current year.
b)	A real estate fund classified as Level 3 in 2023 was transferred to Level 2 in 2024 (no transfers in 2023).

Note 17	Employee Future Benefits (continued)

Plan costs

Net cost components recognized for the year

	Pension Plan			Other plans			Total

	2024	2023	2022	2024	2023	2022	2024	2023	2022
Current service cost[a]	393	283	631	50	44	52	443	327	683
Other components of employee future benefit cost[b]
Interest on obligations	1,158	1,156	815	67	67	49	1,225	1,223	864
Expected return on plan assets	(1,994)	(1,904)	(1,996)	(4)	(3)	(2)	(1,998)	(1,907)	(1,998)
Amortization of net actuarial loss (gain)	–	–	89	–	(1)	25	–	(1)	114
Amortization of past service costs (credits)	–	–	4	–	(4)	(4)	–	(4)	–
	(836)	(748)	(1,088)	63	59	68	(773)	(689)	(1,020)
Net (credit) cost recognized for the year	(443)	(465)	(457)	113	103	120	(330)	(362)	(337)

a) This component, net of the amount capitalized in assets, is recognized as an operational expenditure.

b) This item is presented separately in the Consolidated Statements of Operations. Its components are not capitalized in assets.

Components of Other comprehensive income for the year

	Pension Plan			Other plans			Total

	2024	2023	2022	2024	2023	2022	2024	2023	2022
Actuarial gain (loss)	1,789	(1,720)	3,545	68	(74)	481	1,857	(1,794)	4,026
Amortization of net actuarial loss (gain)	–	–	89	–	(1)	25	–	(1)	114
Amortization of past service costs (credits)	–	–	4	–	(4)	(4)	–	(4)	–
Change in Other comprehensive income	1,789	(1,720)	3,638	68	(79)	502	1,857	(1,799)	4,140
Change in the employee future benefit regulatory (liability) asset	(1,122)	1,084	(2,289)	(40)	50	(317)	(1,162)	1,134	(2,606)
Net change in Other comprehensive income	667	(636)	1,349	28	(29)	185	695	(665)	1,534
Components of Accumulated other comprehensive income

	Pension Plan			Other plans			Total

	2024	2023	2022	2024	2023	2022	2024	2023	2022
Unamortized net actuarial gain (loss)	537	(1,252)	468	10	(58)	17	547	(1,310)	485
Unamortized past service (costs) credits	–	–	–	(2)	(2)	2	(2)	(2)	2
Aggregate of amounts recognized in Accumulated other comprehensive income	537	(1,252)	468	8	(60)	19	545	(1,312)	487
Employee future benefit regulatory (liability) asset	(332)	790	(294)	(3)	37	(13)	(335)	827	(307)
Net amount recognized in Accumulated other comprehensive income	205	(462)	174	5	(23)	6	210	(485)	180

Note 17	Employee Future Benefits (continued)

Significant actuarial assumptions

The following actuarial assumptions, used to determine the projected benefit obligations and net cost recognized for the plans, result from a weighted average.

	Pension Plan						Other plans

	2024		2023		2022		2024	2023	2022
Projected benefit obligations
Rate at end of year (%)
Discount rate – Projected benefits	4.72		4.63		5.08		4.71	4.63	5.06
Salary escalation rate[a]	3.20		3.20		3.15
Net cost recognized
Rate at end of prior year (%)
Discount rate – Current service cost	4.63		5.09		3.12		4.63	5.08	3.05
Discount rate – Interest on obligations	4.63		5.08		2.69		4.63	5.07	2.79
Expected long-term rate of return on plan assets	6.75	[b]	6.50	[b]	6.50	[b]	2.40	2.10	1.80
Salary escalation rate[a]	3.20		3.15		3.25
Active employees’ average remaining years of service	14		14		14		12	12	13

a)	This rate takes salary increases into account as well as promotion opportunities while in service.
b)

The expected long-term rate of return on the Pension Plan assets is the average of the expected long-term returns on the various asset classes, weighted according to the target weightings of each of these, plus a rebalancing, diversification and active management premium, net of expected management and administrative fees.

As at December 31, 2024, health care costs were based on an average annual growth rate of 6.0% for 2025. According to the assumption used, this rate will continue to decrease until 2027 to reach 5.3% until 2030, then drop gradually until it reaches a final rate of 4.0% in 2040.

Benefits expected to be paid in next 10 years

	Pension Plan	Other plans
2025	1,274	82
2026	1,289	83
2027	1,303	84
2028	1,319	85
2029	1,335	87
2030–2034	7,040	469

In 2025, Hydro-Québec expects to make contributions of $24 million to Other plans, but does not plan to make contributions to the Pension Plan.

Note 18	Commitments and Contingencies

Commitments

Electricity purchases

Hydro-Québec has concluded electricity purchase agreements with companies over which it has joint control or significant influence. In 2024, electricity purchases from these companies amounted to $504 million ($399 million in 2023 and $450 million in 2022).

As at December 31, 2024, Hydro-Québec was also committed under contracts to purchase electricity and transmission services from counterparties. Based on the renewal clauses, the terms of these contracts extend through 2066.

On the basis of all these commitments, Hydro-Québec expects to make the following payments over the coming years:

2025	2,210
2026	2,529
2027	3,013
2028	3,107
2029	3,277
2030 and thereafter	82,040

Investments

As part of its development projects and activities aimed at sustaining its assets, Hydro-Québec is committed to purchasing materials and services for an estimated amount of $7.1 billion over the period from 2025 to 2035. In addition, under leases that are not yet in force, but to which it is already committed,
Hydro-Québec expects to make lease payments for a total undiscounted amount of $209 million from 2025 to 2045.

Contingencies

Litigation

In the normal course of its development and operations, Hydro-Québec is involved in claims and legal proceedings from time to time. Management believes that adequate provision has been made for such litigation. Consequently, it does not expect any material adverse effect of such contingent liabilities on the financial position or consolidated results of Hydro-Québec.

Among other pending actions, certain First Nations and Inuit communities have instituted proceedings before the Québec courts against the governments of Canada and Québec and against Hydro-Québec based on claims of Aboriginal rights and titles. For example, the Innu of Uashat mak Mani-utenam are claiming $1.5 billion as compensation for various activities carried out on the territory they claim, including the generation and transmission of electricity. In addition, the Innu of Pessamit have brought an action seeking the recognition of their Aboriginal rights and title to lands in Québec where certain Hydro-Québec electricity generation and transmission facilities are located, including the Manic-Outardes and Bersimis hydroelectric complexes. They allege that these facilities infringe on their Aboriginal rights and title and are claiming $500 million in compensation. Hydro-Québec is contesting the merits of these claims.

In addition, proceedings have been instituted against Hydro-Québec and Churchill Falls (Labrador) Corporation Limited [“CF(L)Co”] relative to the Churchill Falls hydroelectric complex in Labrador, which is owned and operated by CF(L)Co. In an action brought before the courts of Newfoundland and Labrador in October 2020, Innu Nation Inc. alleges that the construction and operation of this hydroelectric complex amount to a “common enterprise” of CF(L)Co and Hydro-Québec, and allegedly infringe on the Aboriginal rights and title of the Labrador Innu. Innu Nation Inc. seeks a disgorgement of the profits that CF(L)Co and Hydro-Québec have derived from the operation of this hydroelectric complex or, failing that, monetary compensation of $4 billion with regard to Hydro-Québec. In another action brought in 2023 before the Québec Superior Court, the Innu of Uashat mak Mani-utenam and the Innu of Matimekush-Lac John allege that the Churchill Falls complex infringes on their Aboriginal rights and title, as well as their treaty rights. In addition to various judicial declarations and permanent injunction orders, these two Innu communities are jointly claiming from Hydro-Québec $2 billion in compensatory damages, $200 million in punitive damages, and additional damages in the form of an annual payment equivalent to 12.5% of 15% of Hydro-Québec’s annual profits from the date of the commencement of the proceedings. Hydro-Québec is contesting the merits of these claims.

Note 19	Information on the Operating Segment

Hydro-Québec has only one operating segment. It manages its activities using a cross-functional approach. Its results and total assets are analyzed on a consolidated basis by the chief operating decision maker, i.e., the President and Chief Executive Officer. The latter uses net income to analyze actual and forecast results in order to assess Hydro-Québec’s performance. Significant expenses that are submitted to the chief operating decision maker for this purpose on a regular basis over the course of the year are disclosed in the following table. Investments are also submitted.

	Notes	2024	2023	2022

Revenue	5	16,113	16,086	16,567

Expenditure

Current operations[a]		4,179	3,824	3,274

Electricity purchases		2,925	2,645	2,834

Depreciation and amortization	4, 9	3,019	3,089	2,828

Other[b]		867	836	780

Financial expenses	7	2,460	2,404	2,294

Net income		2,663	3,288	4,557

Investments[c]		6,483	5,080	4,669

a)	Current operational expenditure is mainly composed of payroll, the cost of external services, acquisition costs of tangible and intangible property, and operating lease expenses.
b)	The other expenditure is mainly composed of taxes, other components of employee future benefit cost and current service cost of the Pension Plan.
c)

Investments are composed of investments in property, plant and equipment and intangible assets, and in regulatory assets with respect to costs related to energy efficiency and demand response initiatives as well as to financial aid related to public transit electrification.

SUPPLEMENTARY INFORMATION

(UNAUDITED)

Long-term debt is shown at amortized cost (see “Note 1 to the 2024 Consolidated Financial Statements” under “Other financial assets and liabilities”).

The following table sets forth the non-consolidated and outstanding long-term debt by issue of Hydro-Québec, as of December 31, 2024, expressed in Canadian dollars and in currency units:

Long-Term Debt by Issue

Series	Maturity Date	Issue Date[a]	Interest Rate %	Amortized Cost in Canadian Dollars	Nominal Amount in Canadian Dollars	CUSIP Number or ISIN Code	References[b]

Payable in Canadian Dollars
IH	2031-02-26	1993-07-27	11.000	207,889,983	190,000,000	448814 EG 4
JG	2031-08-15	1999-01-26	6.000	826,234,845	825,675,000	448814 GY 3
JM	2045-02-15	2006-10-17	5.000	5,070,152,393	5,000,000,000	CA448814 HZ 92
JN	2050-02-15	2009-01-15	5.000	7,748,662,188	7,000,000,000	CA448814 JA 24
JQ	2055-02-15	2014-11-04	4.000	8,734,675,642	7,000,000,000	CA448814 8V 86
JR	2060-02-15	2020-11-09	2.100	5,624,715,843	6,500,000,000	CA448814 JC 89
JS	2063-02-15	2022-05-13	4.000	7,527,552,281	8,000,000,000	CA448814 JD 62
JU	2065-02-15	2024-09-19	4.000	1,454,806,756	1,500,000,000	CA448814 BQ 57

Medium-term notes issued under Canadian MTN program

0089	2025-03-10	2023-03-10	4.444	11,943,000	11,943,000	CA44889Z FM 38
0084	2025-04-18	2022-04-18	—	40,160,908	40,500,000	CA44889Z FG 69
0071	2027-03-02	2017-03-02	2.461	15,000,000	15,000,000	CA44889Z ET 99
0061	2027-04-15	2009-10-14	—	58,082,736	65,450,000	CA44889Z EH 51
0082	2028-09-01	2022-01-13	2.000	2,301,200,298	2,400,000,000	CA44889Z FE 12
0017	2029-01-16	1999-02-02	6.500	76,558,882	75,000,000	CA44889Z CK 09
0081	2029-04-29	2021-04-29	—	33,034,699	36,036,000	CA44889Z FD 39
0086	2029-09-01	2023-01-30	3.400	2,345,881,712	2,400,000,000	CA44889Z FJ 09
0078	2030-06-30	2020-06-30	1.322	35,169,000	35,169,000	CA44889Z FA 99
0080	2031-03-02	2021-03-02	2.048	10,000,000	10,000,000	CA44889Z FC 55
0085	2031-04-18	2022-04-18	—	30,789,658	38,355,000	CA44889Z FH 43
0038	2031-08-15	2001-01-17	6.000	4,209,842	4,325,000	CA44889Z DG 87
0083	2032-03-02	2022-03-02	2.729	10,000,000	10,000,000	CA44889Z FF 86
0090	2034-04-04	2024-04-04	4.185	28,638,000	28,638,000	CA44889Z FN 11
0009	2035-01-16	1998-02-03	6.500	701,417,431	686,500,000	CA44889Z BF 23	1
0011	2035-01-16	1998-02-18	Various	49,541,609	50,000,000	CA44889Z BH 88	1, 2
0016	2035-01-16	1998-07-27	Various	176,479,438	170,000,000	CA44889Z CJ 36	1, 3
0019	2035-02-15	1999-04-30	6.500	3,974,517,398	3,794,000,000	CA44889Z CM 64	1
0012	2035-07-16	1998-06-05	Various	148,597,883	150,000,000	CA44889Z BJ 45	1, 4
0014	2035-07-16	1998-07-15	—	53,195,700	73,500,000	—	1, 5
0088	2039-04-15	2023-02-17	—	27,714,464	53,135,000	CA44889Z FL 54
0020	2040-02-15	1999-05-14	6.000	4,120,723,189	3,770,500,000	CA44889Z CN 48
0032	2050-02-15	2000-08-01	6.000	47,798,445	50,000,000	CA44889Z DA 18
0033	2060-02-15	2000-11-02	Various	900,342,711	200,000,000	CA44889Z DB 90	6
0037	2060-02-15	2001-01-12	Various	142,898,505	10,000,000	CA44889Z DF 05	7
0039	2060-02-15	2001-01-19	Various	542,929,671	121,000,000	CA44889Z DH 60	8
0040	2060-02-15	2001-01-24	Various	65,982,001	30,000,000	CA44889Z DJ 27	9

Present value of lease obligations for regional offices and service facilities				330,148,747

Others				1,569,508,734

Debt classified by currency of issue				55,047,154,592

Debt classified by currency of repayment[d]				59,177,220,837

Series	Maturity Date	Issue Date[a]	Interest Rate %	Amortized Cost in Canadian Dollars	Nominal Amount in Canadian Dollars	CUSIP Number or ISIN Code	References[b]

Payable in U.S. Dollars

GF	2026-03-01	1986-03-13	8.875	359,685,481	250,000,000	448814 CP 6	10
GH	2026-04-15	1986-04-30	8.250	359,539,400	250,000,000	448814 CS 0	10
GQ	2027-01-15	1987-01-29	8.250	359,360,378	250,000,000	448814 CT 8
HE	2029-06-15	1989-06-22	8.625	359,236,481	250,000,000	448814 DB 6
HH	2029-12-01	1989-12-07	8.500	717,639,995	500,000,000	448814 DC 4
HK	2030-04-15	1990-04-18	9.375	717,794,122	500,000,000	448814 DF 7
HQ	2030-11-15	1990-11-20	9.500	716,171,257	500,000,000	448814 DL 4
GL	Undated	1986-09-09	Various	103,172,271	71,630,000	GB0044519493	11
JT	Undated	2023-08-14	Various	184,998,554	128,440,000	XS2645732467	11

Medium-term notes issued under U.S. MTN program

B-125	2025-03-28	1995-03-28	8.400	79,277,623	55,000,000	44881H EU 4
B-127	2026-01-03	1996-01-03	6.270	71,993,245	50,000,000	44881H EW 0
B-63	2027-04-30	1992-04-30	9.500	29,208,076	20,000,000	44881H CK 8
B-130	2028-07-13	1998-07-13	6.625	71,989,362	50,000,000	44881H EZ 3

Debt classified by currency of issue				4,130,066,245

Debt classified by currency of repayment[d]				–

Total Long-term Debt				59,177,220,837

a)	If more than one issue date, the date of the first issue is indicated.

b)	Not redeemable unless otherwise specified.

c)	Translated at rates in effect at December 31, 2024 (U.S. Dollar: $1.44035).

d)	Takes into account swaps related to long-term debt (see Notes 12 and 14 to the 2024 Consolidated Financial Statements).

1)

A voluntary sinking fund is allocated to the repayment of debts maturing in 2035. As disclosed in the 2024 Consolidated Financial Statements, amounts totalling $478 million were reported under Other assets for this purpose.

2)	From January 16, 2022, fixed coupon amounts of $1.6 million payable semi-annually.

3)	From January 16, 1999, to January 16, 2014, interest coupons of $3 million payable semi-annually. From January 16, 2024, to January 16, 2035, interest coupons of $5.525 million payable semi-annually.

4)	Fixed rate coupon of 6.5% semi-annually commencing on January 16, 2026.

5)	Maturing annually from January 16, 2025, to January 16, 2026, then maturing semi-annually from January 16, 2026, to July 16, 2035, in various payment amounts.

6)	No interest payment until February 15, 2030, exclusive. Commencing on February 15, 2030, fixed rate coupon of 45% payable semi-annually.

7)

No interest payment until February 15, 2041, exclusive. From February 15, 2041, to February 15, 2045, interest coupons of $50 million payable annually. From February 15, 2046, to February 15, 2050, interest coupons of $35 million payable annually. From February 15, 2051, to February 15, 2055, interest coupons of $20 million payable annually. From February 15, 2056, to February 15, 2059, interest coupons of $10 million payable annually.

8)	No interest payment until February 15, 2040, exclusive. Commencing on February 15, 2040, fixed rate coupon of 100% payable semi-annually.

9)

No interest payment until February 15, 2050, exclusive. From February 15, 2050, to February 15, 2052, interest coupons of $45 million payable annually. From February 15, 2053, to February 15, 2055, interest coupons of $40 million payable annually. From February 15, 2056, to February 15, 2058, interest coupons of $35 million payable annually. On February 15, 2059, interest coupon of $30 million is payable.

10)	Mandatory sinking fund debentures. As disclosed in the 2024 Consolidated Financial Statements, an amount of $724 million was reported under Other assets for this purpose.

11)	The perpetual notes are redeemable at par at Hydro-Québec’s option.